UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Calgon Carbon Corporation

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CALGON CARBON CORPORATION	400 CALGON CARBON DRIVE	PITTSBURGH, PA 15205

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Calgon Carbon Corporation at 1:00 p.m., Eastern Time, on Friday, April 29, 2011 at the principal executive office of the Company, 400 Calgon Carbon Drive, Pittsburgh, Pennsylvania 15205.

Information about the business of the meeting and the nominees for election as Directors is set forth in the notice of the meeting and the Proxy Statement, which are attached. This year you are asked to: (i) elect three Directors for the Class of 2014, (ii) ratify the appointment of the independent registered public accounting firm for 2011, (iii) vote on an advisory basis on executive compensation (which vote shall be non-binding), and (iv) vote on whether the advisory vote on executive compensation should be held every one, two or three years (which vote shall be non-binding).

It is important that your shares be represented at the meeting. Even if you plan to attend the meeting in person, we hope that you will send a proxy voting on the matters to be considered, as instructed in the Notice of Internet Availability of Proxy Materials, as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer.

Very truly yours,

John S. Stanik
President and
Chief Executive Officer

March 15, 2011

CALGON CARBON CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Calgon Carbon Corporation will be held at the principal executive office of the Company, 400 Calgon Carbon Drive, Pittsburgh, Pennsylvania 15205, on Friday, April 29, 2011 at 1:00 p.m., Eastern Time, for the following purposes:

(1)  To elect three Directors for the Class of 2014 (Proposal 1);

(2)	To ratify the appointment of the independent registered public accounting firm of the Company for 2011 (Proposal 2);

(3)	To vote on an advisory basis on executive compensation (which vote shall be non-binding) (Proposal 3);

(4)	To vote on whether the advisory vote on executive compensation should be held every one, two or three years (which vote shall be non-binding) (Proposal 4); and

(5)	To transact such other business as may properly come before the meeting.

Please refer to the accompanying Proxy Statement for a description of the matters to be considered at the meeting.

Holders of record of the Company’s Common Stock as of the close of business on March 2, 2011 are entitled to notice of and to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Stockholders’ Meeting. The Company is mailing to many of its stockholders a Notice of Internet Availability of Proxy Materials, rather than mailing a full paper set of the materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the Company’s proxy materials on the Internet, as well as instructions on obtaining a paper copy. All stockholders who do not receive such a Notice of Internet Availability of Proxy Materials, including stockholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail. This new process will reduce the Company’s costs to print and distribute its proxy materials.

Voting by the Internet or telephone is fast and convenient, and each vote is immediately confirmed and tabulated. If a stockholder receives a paper copy of the proxy materials, the stockholder may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or telephone the stockholders can help the Company reduce postage and proxy tabulation costs.

Richard D. Rose
Senior Vice President, General Counsel and Secretary

March 15, 2011

CALGON CARBON CORPORATION

PROXY STATEMENT

CALGON CARBON CORPORATION

PROXY STATEMENT

Annual Meeting of Stockholders

April 29, 2011

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting
to be held on April 29, 2011

The 2011 Proxy Statement and the Annual Report to Stockholders for the year ended
December 31, 2010 are available for viewing at http://materials.proxyvote.com/129603.
To vote by Internet, go to www.proxyvote.com, enter the information that is printed in the box marked by the arrow on the proxy card and follow the instructions.

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of Calgon Carbon Corporation (the “Company”) for use at the Annual Meeting of Stockholders to be held at 1:00 p.m., Eastern Time, on Friday, April 29, 2011 at the principal executive office of the Company, 400 Calgon Carbon Drive, Pittsburgh, Pennsylvania 15205. The accompanying Notice of Annual Meeting of Stockholders sets forth the purposes of the meeting.

The accompanying proxy may be revoked at any time before its exercise by giving written notice of revocation to the Secretary of the Company. The shares represented by proxies in the form solicited by the Board will be voted at the meeting. If a choice is specified on the proxy with respect to a matter to be voted upon, the shares represented by the proxy will be voted in accordance with that specification. If no choice is specified, the shares will be voted as stated below in this Proxy Statement. If, however, you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may be treated as “broker non-votes.” Generally, broker non-votes occur when a broker is not permitted to vote on a particular matter without instructions from the beneficial owner and instructions have not been given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as the election of Directors and executive compensation matters, although they may vote their clients’ shares on “routine” proposals such as the ratification of the independent registered public accounting firm. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

It is expected that the Notice of Internet Availability of Proxy Materials will first be mailed to stockholders, and this Proxy Statement and the accompanying form of proxy will first be available to stockholders, on or about March 15, 2011. The Company’s Annual Report to Stockholders for 2010 will also be available on or about March 15, 2011, but does not form a part of the proxy soliciting material. The cost of soliciting proxies will be borne by the Company. Following the original mailing of the proxy soliciting material, regular employees of the Company may solicit proxies by mail, telephone, electronic means and personal interview. The Company may also hire a proxy solicitation firm or may request brokerage houses and other nominees or fiduciaries to forward copies of the proxy soliciting material and the 2010 Annual Report to beneficial owners of the stock held in their names, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in doing so.

VOTING SECURITIES AND RECORD DATE

Holders of the Company’s Common Stock of record as of the close of business on March 2, 2011 are entitled to receive notice of and to vote at the meeting. At the record date, the Company had outstanding 56,452,112 shares of Common Stock, the holders of which are entitled to one vote per share. The Company does not have cumulative voting.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Management

The following table shows the number of shares of Common Stock beneficially owned as of March 2, 2011 by each Director of the Company and by Stevan R. Schott, C.H.S. (Kees) Majoor, Robert P. O’Brien, Richard D. Rose and Leroy M. Ball, the named executive officers of the Company in the Summary Compensation Table, and by all current Directors and executive officers of the Company as a group. The Company has stock ownership guidelines for its executive officers which are described under “Stock Ownership Policy” on page 25 of this Proxy Statement. Unless otherwise indicated in the footnotes to the table, each person named and all Directors and executive officers as a group have sole voting power and sole investment power with respect to the shares. As used herein, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, the security). A person is deemed to have “beneficial ownership” of any security that the person has the right to acquire within 60 days after the record date.

	Number of	Percent
Name of Beneficial Owner	Shares(1)	of Class

J. Rich Alexander	5,730	*
Robert W. Cruickshank	26,570	*
Randall S. Dearth	12,374	*
William J. Lyons(2)	18,917	*
William R. Newlin(2)(3)	207,775	*
Julie S. Roberts(2)	69,458	*
Timothy G. Rupert	39,681	*
Seth E. Schofield	22,838	*
John S. Stanik(2)	596,806	1.05%
Stevan R. Schott	11,542	*
C.H.S. (Kees) Majoor	276,910	*
Robert P. O’Brien(4)	214,460	*
Richard D. Rose(2)	14,933	*
Leroy M. Ball(5)(6)	97,543	*
All current Directors and executive officers as a group (15 persons)(2)(3)(4)(5)(6)	1,724,377	3.01%

*	Less than 1%.

(1)	Includes (i) options for 2,000 shares in the case of Mr. Dearth, 48,920 shares in the case of Ms. Roberts, and 16,051 shares in the case of each of Messrs. Newlin and Rupert, granted under the Company’s 1993 Non-Employee Directors’ Stock Option Plan; (ii) 4,773 shares of restricted stock in the case of Mr. Alexander, 5,389 shares of restricted stock in the case of Mr. Lyons, and 5,723 shares of restricted stock in the case of each of Messrs. Cruickshank, Dearth, Newlin, Rupert, and Schofield and Ms. Roberts; (iii) 387,503 shares underlying unexercised options and 31,563 time vesting restricted shares in the case of Mr. Stanik; 6,947 time vesting restricted shares in the case of Mr. Schott; 112,759 shares underlying unexercised options and 4,850 time vesting restricted shares in the case of Mr. Majoor; 94,069 shares underlying unexercised options and 9,617 time vesting restricted shares in the case of Mr. O’Brien; 3,123 shares underlying unexercised options and 9,363 time vesting restricted shares in the case of Mr. Rose; and 2,431 shares underlying unexercised options in the case of Mr. Ball, granted under the Company’s stock plans; and (iv) 830,989 shares underlying unexercised options and 116,058 time vesting restricted shares in the case of all current Directors and executive officers as a group, in each case granted under the aforementioned plans. The “percent of class” set forth above for any individual and the group (but not for the other individuals listed above) is computed as though such shares optioned to such individual or the group, as the case may be, were outstanding.

(2)	Includes 13,528 shares as to which Mr. Lyons shares voting and investment power with his wife; 92,866 shares as to which Mr. Newlin shares voting and investment power with his wife; 14,815 shares as to which Ms. Roberts shares voting and investment power with her husband; 5,000 shares as to which Mr. Stanik shares voting and investment power with his wife; and 1,000 shares as to which Mr. Rose shares voting and investment power with his wife.

(3)	Includes 43,708 shares held indirectly by Mr. Newlin through a retirement plan, 3,500 shares held indirectly by Mr. Newlin through a grantor trust, and 83,133 shares pledged by Mr. Newlin as collateral for a business loan.

(4)	Includes 6,930 shares held by Mr. O’Brien under the Company’s defined contribution plan.

(5)	Includes 95,112 shares pledged by Mr. Ball as collateral for personal loans.

(6)	Mr. Ball is no longer employed by the Company.

Other Beneficial Owners

Information as of December 31, 2010 with respect to the only persons not otherwise disclosed in the management table and known by the Company to be a beneficial owner of more than 5% of the Company’s Stock as of March 2, 2011 is as follows:

	Beneficial Ownership
	of Common Stock
	Number of	Percent
Name and Address	Shares	of Class

Wells Fargo and Company (“Wells”)	3,903,238	6.93%
420 Montgomery Street San Francisco, CA 94104

Wells Capital Management Incorporated 525 Market Street, 10th Floor San Francisco, CA 94105

The foregoing information is taken from a Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) on January 20, 2011 by Wells and its affiliates reflecting ownership as of December 31, 2010. The filing states that Wells has sole voting power with respect to 3,169,218 shares, sole dispositive power with respect to 3,851,242 and shared dispositive power with respect to 40,596 shares, with other amounts listed in its filing for its affiliates.

	Beneficial Ownership
	of Common Stock
	Number of	Percent
Name and Address	Shares	of Class

BlackRock, Inc. (“BlackRock”)	4,456,758	7.91%
40 East 52nd Street New York, NY 10022

The foregoing information is taken from a Schedule 13G/A filed with the SEC on February 3, 2011 by BlackRock and its subsidiaries reflecting ownership as of December 31, 2010. The filing states that BlackRock has sole voting power and sole dispositive power with respect to all 4,456,758 shares.

	Beneficial Ownership
	of Common Stock
	Number of	Percent
Name and Address	Shares	of Class

Invesco Ltd. (“Invesco”)	4,343,912	7.7%
1555 Peachtree Street NE Atlanta, GA 30309

PowerShares Capital Management
Invesco Advisers, Inc.
Invesco National Trust Company
Van Kampen Asset Management

The foregoing information is taken from a Schedule 13G/A filed with the SEC on February 9, 2011 by Invesco and its subsidiaries reflecting ownership as of December 31, 2010. The filing states that PowerShares Capital Management has sole voting and sole dispositive power with respect to 2,349,315 shares; Invesco Advisers, Inc. has sole voting and sole dispositive power with respect to 1,960,683 shares; Invesco National Trust Company has sole voting power with respect to 10,000 shares and sole dispositive power with respect to 5,300 shares; and Van Kampen Asset Management has sole voting and sole dispositive power with respect to 18,614 shares.

	Beneficial Ownership
	of Common Stock
	Number of	Percent
Name and Address	Shares	of Class

Cramer Rosenthal McGlynn LLC (“Cramer”)	3,302,681	5.9%
520 Madison Ave New York, NY 10022

The foregoing information is taken from a Schedule 13G filed with the SEC on February 11, 2011 by Cramer reflecting ownership as of December 31, 2010. The filing states that Cramer has sole voting power with respect to 3,124,181 shares and sole dispositive power with respect to 3,302,681 shares.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The business of the Company is under general supervision of a Board of Directors (the “Board”) as provided by the laws of the State of Delaware, the Company’s state of incorporation. The Board has established committees to assist it, consisting of the Executive Committee, the Compensation Committee, the Audit Committee and the Governance Committee. A current copy of each committee’s charter is available to stockholders at the Company’s website at www.calgoncarbon.com.

Executive Committee. Following the Annual Meeting, the Executive Committee will consist of Messrs. Schofield (Chairman), Cruickshank and Rupert and Ms. Roberts. The Executive Committee meets during the intervals between meetings of the Board, when prompt action is needed and it is impossible or inconvenient to convene a full meeting of the Board, and may exercise limited powers granted by the Board in the management of the business and affairs of the Company.

Compensation Committee. Following the Annual Meeting, the Compensation Committee will consist of Messrs. Rupert (Chairman), Cruickshank, Dearth and Schofield. All members of the Compensation Committee are independent as defined by the New York Stock Exchange standards for director independence. The Compensation Committee has a charter. The Compensation Committee’s overall responsibility is to determine and implement the Company’s general policies with respect to the compensation of its executive officers. The Compensation Committee determines the base salary payable to each executive officer, as well as the short-term cash incentive, if any, payable to each executive officer, and to certain key employees, pursuant to the Company’s short-term cash incentive plan or otherwise. The Compensation Committee’s other duties include evaluating the post-service arrangements with the executive officers; approving the report on executive compensation for inclusion in the Company’s annual proxy statement; reviewing and discussing with management the Compensation Discussion and Analysis to be included in the Company’s annual proxy statement; the creation, amendment and termination of certain employee benefit plans; and making administrative amendments to any director plans. The Compensation Committee also administers the Company’s 2008 Equity Incentive Plan, has the authority to make long-term incentive awards thereunder and is responsible for evaluating whether the executives have met their applicable performance levels thereunder. Other matters related to the compensation of executive officers and key employees, such as the terms of employment contracts and certain employee benefits, are also reviewed by the Compensation Committee.

The Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Compensation Committee. In addition, the Compensation Committee may delegate to Company officers or a committee of employees any of its responsibilities with respect to non-equity based plans including, but not limited to, plans created pursuant to the Employee Retirement Income Security Act of 1974 and employment practices created consistent with the various state laws.

The Compensation Committee engages an outside compensation consultant, Pay Governance LLC (“Pay Governance”), to provide advice and recommendations on the amount and form of executive and director compensation. The aggregate fees paid to Pay Governance for determining and recommending the amount and form of executive and director compensation during the last fiscal year was $66,496. In addition to such services, during the Company’s last fiscal year, the Company engaged Towers Watson & Co. (“Towers Watson”) to provide additional services, including, but not limited to, actuarial services, pension plan consulting services, union negotiation assistance and participation in meetings. The aggregate fees paid to Towers Watson for such additional services was $310,838. Since the engagement of Pay Governance, the Compensation Committee’s consultant is independent and does no business for the Company or its senior management. The Compensation Committee’s decision to hire Pay Governance was not made or recommended by Company management.

Audit Committee. Following the Annual Meeting, the Audit Committee will consist of Ms. Roberts (Chairperson) and Messrs. Alexander, Dearth and Lyons. All members of the Audit Committee are independent, as defined by the New York Stock Exchange standards for director independence. Ms. Roberts and Mr. Lyons have been designated by the Board as the Audit Committee’s “financial experts,” as required by the Sarbanes-Oxley Act of 2002 and the SEC regulations thereunder. The Audit Committee operates under a charter, which is intended to comply with the requirements of the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange corporate governance requirements.

The Audit Committee’s duties include:

•	the annual recommendation to the Board of the selection (subject to stockholder ratification) of our independent registered public accounting firm
•	approval of the audit and non-audit fees and services of our independent registered public accounting firm
•	responsibility for determining the independence of such independent registered public accounting firm

The Audit Committee has such other duties and responsibilities as are set forth in its written charter. These other duties and responsibilities include reviewing annually the report of the independent registered public accounting firm; reviewing annually the scope of the independent registered public accounting firm’s audit; meeting periodically with the independent registered public accounting firm and management; reviewing the Company’s systems of internal accounting and financial controls and disclosure controls and procedures, and determining whether they are functioning adequately and reliably; assessing the performance and scope of internal audit services; reviewing and discussing with management the audited annual and quarterly financial statements of the Company and the Company’s SEC filings; reviewing and discussing with management the form and content of the notes to the financial statements and Management’s Discussion and Analysis of the financial statements; receiving and reviewing reports from management regarding compliance with corporate policies dealing with business conduct; reviewing business expense reporting; reviewing the Company’s contingency plans in the event of a failure of its information technology systems; investigating and reporting to the Board as to any alleged breach of law or of the Company’s internal policies which is brought to its attention; reviewing the audit reports of the Company’s benefit plans; preparing the Audit Committee’s report for inclusion in the Company’s annual proxy statement; establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing and the confidentiality thereof; and overseeing the Risk Management Committee, which is more fully described below under “Board’s Leadership Structure and Role in Risk Management.” Each year, the Audit Committee evaluates the performance of the independent registered public accounting firm and recommends to the Board the retention or, if appropriate, replacement of the independent registered public accounting firm. The Audit Committee also carries out other assignments given to it from time to time by the Board.

Governance Committee. Following the Annual Meeting, the Governance Committee will consist of Messrs. Cruickshank (Chairman), Alexander, Lyons and Newlin. All members of the Governance Committee are independent as determined under the New York Stock Exchange standards for director independence. The Governance Committee has a charter. The Governance Committee is responsible for the functioning of the Board and its committees, with the goal of causing the Board and its committees to satisfactorily address the major issues related to the performance and well-being of the Company. Among the duties of the Governance Committee is to review the size and composition of the Board and to make recommendations with respect to nominations for election or appointment of Directors. The Governance Committee has responsibility for reviewing, with the Board if appropriate, the Company’s executive management succession plan for positions within that structure. The Governance Committee also periodically reviews legislative and regulatory issues affecting the Company as well as public interest issues identified by management as likely to affect the Company.

The Governance Committee follows the guidelines of the Company and examines, among other things, the following qualifications and skills of director candidates—their business or professional experience, their integrity and judgment, their records of public service, their ability to devote sufficient time to the affairs of the Company, the diversity of backgrounds and experience they will bring to the Board, and the needs of the Company. The Governance Committee also believes that all nominees should be individuals of substantial accomplishment with demonstrated leadership capabilities. The Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying nominees for Director.

The Governance Committee will principally solicit suggestions from current Directors to identify potential candidates for Director, using the criteria described above. The Governance Committee may also employ the assistance of a search firm. The Governance Committee will consider nominees recommended by stockholders provided that stockholders submit the names of nominees and the other information required by Section 1.08 of the by-laws of the Company in writing to the Secretary of the Company. Such information should be received no earlier than November 15, 2011 and no later than January 14, 2012 with respect to nominations for election at the 2012 Annual Meeting of Stockholders. The Governance Committee will consider stockholder-recommended nominees with the same weight as others.

During 2010, the Compensation Committee held five meetings, the Governance Committee held four meetings, the Audit Committee held seven meetings and the Executive Committee held three meetings. The Board held eight meetings and executed one written consent in lieu of a meeting during 2010. All of the Company’s directors attended at least 75% of the aggregate of (1) the total number of meetings of the Board held during the period for which he or she has been a Director and (2) the total number of meetings held by all committees of the Board on which he or she served during the periods that he or she served as a Director.

Board’s Leadership Structure and Role in Risk Management

The Company’s principal executive officer serves as the Chairman of the Board. The Company believes that this leadership structure is appropriate due to the complexity and technical nature of the Company’s business. Mr. Stanik’s experience in leadership positions throughout the Company during his tenure, as well as his role in developing and executing the strategic plan, is critical to the Company’s future results. In addition to the Chairman of the Board, the Company has a lead independent director, Mr. Schofield (the “Lead Director”). Mr. Schofield’s varied career experience and his history on the Board gives him important insight into the complexity of the Company’s operations. The Lead Director aids in creating the agendas for Board meetings and presides over the executive sessions of the independent directors. The Lead Director periodically reviews and proposes revisions to the Board’s procedures and advises committee chairs in fulfilling their designated roles including avoiding conflict between committees concerning their roles. The Lead Director communicates with the Chief Executive Officer on a regular basis. The Lead Director is also responsible for communicating the Board’s annual evaluation of the Chief Executive Officer. The Lead Director will be the spokesperson for the Board when responding to crises.

The Company has established a Risk Management Committee, which consists of members of middle and upper management and is responsible for identifying risks to the Company, developing a plan to address those risks and overseeing the implementation of such plan and the mediation of additional risks as they arise. The Audit Committee has oversight responsibility for the Risk Management Committee, which includes an annual assurance that there is an Enterprise Risk Management Plan and risk assessment, periodic review of the progress against the Enterprise Risk Management Plan and assurance that the Board is aware of the risk assessment results and conclusions about risk tolerance and mitigation. Each year, the full Board receives a report on the progress of the Enterprise Risk Management Plan.

Risk Management and Compensation

The Compensation Committee has reviewed the Company’s management of risk as it relates to the Company’s executive compensation philosophy. The Compensation Committee determined that the Company’s compensation program is not reasonably likely to result in a material adverse effect on the Company. The Compensation Committee made this determination following a detailed study performed by Towers Perrin, its compensation consultant at the time. Towers Perrin’s study, which was presented to the Compensation Committee, included a process for assessing the Company’s compensation programs through a risk screen and provided Towers Perrin’s assessment of the risks associated with the Company’s current compensation programs. The Compensation Committee believes, for the reasons noted below, that (1) the Company’s compensation program does not encourage excessive risk-taking and (2) the Company takes reasonable steps to mitigate any risks related to compensation.

•	Compensation Committee Oversight: The Compensation Committee has oversight over the short-term cash incentive plans and the 2008 Equity Incentive Plan. The Committee also has discretion to modify awards for plans over which it has authority and the ability to recoup certain payments.

•	Compensation Mix: The compensation program is an appropriate mix of cash (salary and short-term incentive awards) and equity compensation. Short-term incentive awards represent less than 25% of the compensation mix for all executives, align with the market and the Company’s peers and are linked to corporate and/or business unit performance. Equity incentives are positioned at the market median and are granted annually to all executives. Long-term incentive awards are linked to stockholder returns.

•	Specific Plan Formulations: The Company’s incentive plans are linked to specific award formulas (with discretion granted to the Compensation Committee to modify calculated awards as it deems appropriate), have payout ceilings in place and align with market practice. The Company has stock ownership guidelines in place for all Company executives.

•	Performance Metrics: The Company’s short-term incentive plans focus on return on invested capital and operating income at both the corporate and business unit level and the long-term incentive plan focuses on stock price appreciation and performance relative to peers over the long-term. The Company’s Chief Executive Officer thoroughly discusses corporate, business unit and individual performance with the Compensation Committee. Targeted pay levels are based upon peer, as well as industry, data.

•	Plan Governance: In addition to the Compensation Committee, the senior leadership team, the finance department, the legal department, the human resources department and the business unit managers are involved in the establishment and oversight of the compensation plans.

•	Ownership Requirements: The Company’s stock ownership guidelines require executives to hold meaningful stock ownership, linking their interests to the interests of stockholders.

ELECTION OF DIRECTORS (Proposal 1)

The Board, acting pursuant to the by-laws of the Company, has determined that the number of Directors constituting the full Board shall be nine immediately following the Annual Meeting. The Board is to be divided into three classes of nearly equal size. One such class is elected every year at the Annual Meeting for a term of three years.

The Board has, upon recommendation of the Governance Committee, nominated Randall S. Dearth, Timothy G. Rupert and Seth E. Schofield for re-election as Directors in the Class of 2014, and each of them has agreed to serve if elected. Messrs. Dearth, Rupert and Schofield will hold office until the 2014 Annual Meeting of Stockholders, or until the Director’s prior death, disability, resignation or removal. Proxies are solicited in favor of these nominees and will be voted for them unless otherwise specified.

If any nominee becomes unable or unwilling to serve as a Director, it is intended that the proxies will be voted for the election of such other person, if any, as shall be designated by the Board.

Information concerning the nominees for Director and the other Directors who will continue in office after the meeting is set forth below, together with information concerning the Company’s executive officers who are not Directors.

Name	Age	Position with the Company

	Class of 2014
Randall S. Dearth	47	Director
Timothy G. Rupert	64	Director
Seth E. Schofield	71	Director
	Class of 2013
Robert W. Cruickshank	65	Director
Julie S. Roberts	56	Director
J. Rich Alexander	55	Director
	Class of 2012
William R. Newlin	70	Director
John S. Stanik	57	Director (Chairman), President and Chief Executive Officer
William J. Lyons	62	Director
	Executive Officers
Stevan R. Schott	48	Vice President and Chief Financial Officer
C.H.S. (Kees) Majoor	61	Executive Vice President—Europe and Asia
Robert P. O’Brien	60	Executive Vice President—Americas
Gail A. Gerono	59	Vice President, Investor Relations, Communications and Human Resources
Richard D. Rose	49	Senior Vice President, General Counsel and Secretary
James A. Sullivan	47	Vice President of Operations

Mr. Alexander was elected as a Director of the Company in August 2009. Mr. Alexander has served as Executive Vice President Performance Coatings and Glass for PPG Industries, Inc., a global diversified manufacturer, since August 2010, where he is also responsible for Corporate Purchasing and Marketing. Mr. Alexander served as Senior Vice President, Performance Coatings for PPG Industries, Inc. from April 2005 to August 2010. Prior thereto, he served as Vice President, Industrial Coatings for PPG Industries, Inc. The Company believes that Mr. Alexander’s qualifications to sit on the Board include his extensive global experience in the Asia Pacific region with a focus in China and his experience in global mergers and acquisitions. In addition, the Company values Mr. Alexander’s role as an executive officer of a manufacturing company in the chemical industry, which the Company believes is representative of the challenges and desires of its customer base. Except as provided herein, during the last five years, Mr. Alexander has not held any directorships required to be disclosed pursuant to the rules and regulations promulgated by the SEC.

Mr. Cruickshank has been a Director of the Company since November 1985. Mr. Cruickshank is a consultant providing financial advice to private clients. He is also a director of Hurco Companies, Inc., an industrial technology company. The Company believes that Mr. Cruickshank’s qualifications to sit on the Board include his financial expertise and experience as a director of several public companies. Mr. Cruickshank is an original member of the public company Board and, as such, is intimately familiar with the Company’s history as a public entity. Except as provided herein, during the last five years, Mr. Cruickshank has not held any directorships required to be disclosed pursuant to the rules and regulations promulgated by the SEC.

Mr. Dearth has been a Director of the Company since November 2007. Mr. Dearth has been President and Chief Executive Officer of LANXESS Corporation, a chemicals manufacturer, since 2004. Prior thereto he was President and Chief Executive Officer of Bayer Chemicals Corp., a chemicals manufacturer. The Company believes that Mr. Dearth’s qualifications to sit on the Board include his twenty-plus years of experience in the chemical industry, which the Company believes is representative of the challenges and desires of its customer base. The Company believes that Mr. Dearth’s position at LANXESS Corporation, a European company, makes him a valuable link to European leadership, strategy and business conditions. Except as provided herein, during the last five years, Mr. Dearth has not held any directorships required to be disclosed pursuant to the rules and regulations promulgated by the SEC.

Mr. Lyons has been Executive Vice President and Chief Financial Officer of CONSOL Energy Inc. (provider of coal and natural gas) since February 2001. Mr. Lyons has been a Director of the Company since 2008. He was also a director of CNX Gas Corporation (provider of natural gas) from October 2005 to January 2009. The Company believes that Mr. Lyons’ experience in the coal industry and his knowledge of natural gas resources and other commodities qualifies him to sit on the Board, given the importance of such primary raw materials to the Company’s production. Mr. Lyons’ financial acumen is also valuable to the Board. Except as provided herein, during the last five years, Mr. Lyons has not held any directorships required to be disclosed pursuant to the rules and regulations promulgated by the SEC.

Mr. Newlin has been a Director of the Company since 2005. Mr. Newlin has served as the Chairman of Plextronics, Inc., a technology company, since 2009 and has been the Chairman of Newlin Investment Company LLC, an investment company, since April 2007. Prior thereto he was the Executive Vice President and Chief Administrative Officer of Dick’s Sporting Goods, Inc., a retailer. Mr. Newlin is a director of Kennametal Inc., a tooling, engineered components and advanced materials supplier, and ArvinMeritor, Inc., an automotive industry supplier. The Company believes Mr. Newlin’s qualifications to sit on the Board include his extensive experiences in major corporate transactions, his deep executive leadership and management experience with public and private companies, his years of experience providing strategic advice to complex organizations as a counselor and member of numerous board of directors and his business and corporate legal acumen. Except as provided herein, during the last five years, Mr. Newlin has not held any directorships required to be disclosed pursuant to the rules and regulations promulgated by the SEC.

Ms. Roberts has been a Director of the Company since July 2000. Ms. Roberts is currently the President of JSRoberts Consulting, LLC, which provides CFO services and financial consulting to public and private organizations on a project, part-time or temporary basis. She retired in February of 2010 from Marriott International, Inc., a hospitality company, where she served as Vice President Finance, Global Finance Transformation since March 2005. Prior thereto she was Chief Financial Officer of Marriott ExecuStay, a division of Marriott. The Company believes that Ms. Roberts is qualified to sit on the Board in light of her many years of experience as a financial executive of two major publically traded corporations, including several years as a CFO of a subsidiary of one of the companies, her many years of experience as an Audit Committee Member of two publically traded companies and experience as Audit Committee Chair and her Master of Business Administration. Except as provided herein, during the last five years, Ms. Roberts has not held any directorships required to be disclosed pursuant to the rules and regulations promulgated by the SEC.

Mr. Rupert has been a Director of the Company since 2005. Mr. Rupert retired in July 2007 from his position as President and Chief Executive Officer and a director of RTI International Metals, Inc., a titanium manufacturer, which he had held since 1999. The Company believes that Mr. Rupert is qualified to serve on the Board due to his experience as the Chief Executive Officer of a company of similar size in the region. The Company believes that

Mr. Rupert’s familiarity with the challenges and realities of running a public company are extremely valuable to the Board. Except as provided herein, during the last five years, Mr. Rupert has not held any directorships required to be disclosed pursuant to the rules and regulations promulgated by the SEC.

Mr. Schofield has been a Director of the Company since December 1995. From February 1996 to July 2000, Mr. Schofield was the Managing Partner of Base International, a provider of corporate protection and security. Prior thereto, Mr. Schofield was Chairman and Chief Executive Officer of USAir Group, a major air carrier. Mr. Schofield is also a director of Marathon Oil Corporation, an integrated oil and gas company, and United States Steel Corporation, a steel manufacturer (where he serves as the Presiding Director). The Company believes that Mr. Schofield is qualified to serve on the Board due to his experience on the board of directors of other large companies in the region (including service on numerous committees), as well as his role as Chairman and Chief Executive Officer of USAir Group. The Company values Mr. Schofield’s leading edge expertise, his familiarity with the complex nature of the Company’s business, his long history with the Board and his experience with mergers and acquisitions. Except as provided herein, during the last five years, Mr. Schofield has not held any directorships required to be disclosed pursuant to the rules and regulations promulgated by the SEC.

Mr. Stanik has been Chairman, President and Chief Executive Officer of the Company since May 2007. Prior thereto, he was President and Chief Executive Officer of the Company. Mr. Stanik has been a Director of the Company since October 2003. The Company believes that Mr. Stanik is qualified to serve on the Board as a result of his engineering background and his almost twenty year tenure with the Company. During such tenure, Mr. Stanik has served as plant manager of the Big Sandy plant and held a leadership role in each of the following: the equipment business, all manufacturing plants, research and development, global operations and the global carbon and service business. Except as provided herein, during the last five years, Mr. Stanik has not held any directorships required to be disclosed pursuant to the rules and regulations promulgated by the SEC.

Mr. Schott has been the Vice President and Chief Financial Officer of the Company since July 2010. Mr. Schott was Vice President, Finance, Americas and Asia of the Company from February 2008 until July 2010. From July 2007 until February 2008, Mr. Schott was Executive Director of Finance of the Company. Prior thereto, Mr. Schott was Vice President of Finance of DQE, Inc.

Mr. Majoor has been the Executive Vice President—Europe and Asia of the Company since March 2010. Mr. Majoor was the Senior Vice President—Europe and Asia of the Company from October 2007 to March 2010. Prior thereto, he was Senior Vice President—Europe of the Company.

Mr. O’Brien has been the Executive Vice President—Americas of the Company since March 2010. Mr. O’Brien was the Senior Vice President—Americas of the Company from August 2005 to March 2010. Prior thereto, he was Senior Vice President of the Company responsible for Global Business Development and the Ultraviolet Light Technology Business Unit.

Ms. Gerono has been the Vice President, Investor Relations, Communications and Human Resources of the Company since October 2002.

Mr. Rose has been Senior Vice President, General Counsel and Secretary of the Company since March 2011. Mr. Rose was Vice President, General Counsel and Secretary for the Company from September 2009 to March 2011. Prior thereto, Mr. Rose was a shareholder with the law firm of Buchanan Ingersoll & Rooney PC, a firm which does some legal work for the Company.

Mr. Sullivan has been the Vice President of Operations of the Company since March 2010. Mr. Sullivan was Vice President, UV and Corporate Business Development from July 2008 to March 2010. Prior thereto, he was the General Manager of the UV Technologies division of the Company.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Summary

•	We offer a comprehensive executive compensation program that has been designed and is managed by the Compensation Committee of our Board of Directors which is comprised of independent directors.

•	We aim to hold our executives accountable for the financial and operational performance of the Company as well as the value of the Company’s common stock and thus a significant portion of our executives’ total compensation (62% for example in the case of our CEO for 2010) is at risk and tied to short and long term performance of the Company.

•	Our compensation program includes the use of Company common stock, with related holding requirements, that serves to align the interests of our executives with the interests of our stockholders.

•	We benchmark our executives’ total compensation against market peers to ensure fairness and to enable the Company to successfully attract and retain executives.

•	Our incentive programs are designed to reward executives with compensation above market when Company performance exceeds our expectations and to pay our executives below market when Company performance is below our expectations.

•	We monitor “best practices” and build them into our compensation program even before required. For example:

•	In 2010, the Committee’s independent consultant, Pay Governance LLC, prepared an assessment to determine the alignment of the aggregate compensation awarded to our CEO for the prior three years in relation to the performance of the Company on a relative basis. The consultant determined that while the CEO’s realizable compensation ranked within the third quartile of the peer group, composite performance, defined as the relative ranking of revenue growth, operating income margin, return on invested capital (ROIC) and total stockholder return, also ranked within the third quartile. This analysis demonstrated the alignment between our CEO’s realizable pay and our financial and stockholder performance, thus indicating that our pay-for-performance compensation philosophy is working as intended.

•	The Committee has examined our compensation program for our executives and has determined that our practices and policies do not promote excessive risk taking and that various elements and policies are in place such as, capped incentive opportunities, use of capital return metrics, stock ownership guidelines, recoupment policy and administrative and governance processes, that serve to mitigate excess risk.

•	Our policies prohibit executives and others from hedging their interest in our stock.

•	We provide no tax gross-up of any nature on any of our compensation or benefit programs for U.S. —based executives.

•	No perquisites are provided to U.S.—based executives.

•	Our change in control severance policy for U.S.—based executives requires both a qualified change in control and termination of the executive to receive any benefits under the policy.

Objectives of the Executive Compensation Program

The executive compensation program is designed to motivate executives and support the success of the Company which ultimately occurs through the actions of talented employees. The specific objectives of our compensation program are to:

•	Attract and Retain Executive Talent. Through a competitive total compensation program, the Company seeks to attract qualified and talented executives to serve in existing or newly created positions. The Company also seeks to retain our executives and promote positive engagement in the business and culture of the Company.

•	Align Compensation with Company and Individual Performance. Certain elements of our compensation program are designed to hold executives accountable for the financial and operational performance of the Company, as well as influencing the value of the Company’s common stock. To facilitate these objectives, a significant portion of an executive’s compensation is at risk because it is directly tied to the short- and long-term performance of the Company.

•	Foster an Ownership Mentality and Create Alignment with Stockholders. Our compensation program provides shares of the Company’s common stock and common stock-based awards as elements of compensation with the expectation that the executives will maintain a certain level of ownership to align their interests with those of our stockholders.

The Company has designed the compensation program based on a set of core principles which we believe support our overall objectives:

•	The compensation program will be fair and competitive, from an internal and external perspective, taking into account the role and distinct responsibilities of each executive.

•	A substantial portion of an executive’s compensation will be at risk and linked to the achievement of both corporate and individual goals and changes in stockholder value.

•	Retirement benefits will provide financial stability following employment but will not be the focal point of why executives choose to work for the Company.

•	The use of perquisites and other executive benefits will be negligible and of minimal cost to the Company.

•	All compensation program elements taken as a whole will help focus executives to achieve the Company’s financial and operational goals.

Within the context of these objectives and principles, the Company has developed its compensation program for the Chief Executive Officer and other executive officers.

Overview of the Compensation Program and Decision-Making Process

Our Board has assigned the oversight of our executive compensation program to our Compensation Committee composed of four independent directors (as determined by the NYSE Rules). The Compensation Committee reviews and makes decisions regarding the compensation program for the Chief Executive Officer and makes recommendations for the other executive officers after considering recommendations made by the Chief Executive Officer. The Compensation Committee also considers the impact of tax and accounting treatment for the different types of compensation it approves. The decisions made by the Compensation Committee with respect to the named executive officers for 2010 are reflected in the tables and related footnotes and narratives that begin on page 29.

In order to support the objectives outlined above, the Company has developed a compensation program that supports our pay for performance philosophy and that provides executives with a mixture of cash payments (base salary and short-term incentives) and stock-based awards (long-term incentives). Our stock-based compensation program consists of three different types of awards, each selected to address different objectives. We also provide executives with a retirement plan similar to that provided to all other employees and severance benefits for certain types of termination (including “change in control” situations) from the Company. The Company currently does not provide any perquisites (e.g., automobile, financial counseling, etc.) to executives except for the Executive Vice President—Europe and Asia, where providing an executive with an automobile is a customary practice. The

Company believes that the compensation elements taken as a whole are necessary to attract and retain the best executive talent in its industry.

The Compensation Committee believes that in order to successfully compete for talent, a fixed-cash salary is necessary to provide a base level of income that is not tied to Company performance. When developing the executive compensation program, the Compensation Committee considers both short and long-term strategic goals of the Company, which it believes fall within the control of executive management and leads to stockholder value creation. In order to align the interests of executives to the achievement of these goals, the Compensation Committee has developed performance-based incentive plans with payments contingent upon the achievement of these goals. Certain of the payments (short-term cash incentives) are designed to reward the achievement of annual goals, while equity grants (except for time-vesting restricted stock) are designed to reward the accomplishment of long-term goals directly associated with increasing stockholder value. The following table illustrates the allocation between actual fixed and variable compensation components in 2010:

	Fixed	Variable
			Long-
		Short-	Term
	Cash	Term	Stock-
	Base	Cash	Based
Executive [1]	Salary	Incentive	Incentive

Stanik	38%	27%	35%
Schott	63%	23%	14%
Majoor	69%	21%	10%
O’Brien	48%	22%	30%
Rose	52%	21%	27%

Our performance-based incentives are designed to reward executives with compensation above the middle (or 50th percentile) of the market when Company performance exceeds our expectations and the performance of our peer group. When performance falls below our expectations, the incentive plans are designed to pay below the middle (or 50th percentile) of the market and could result in no payment to the executive if performance falls below a certain level. To illustrate the alignment of these plans and the performance of the Company, our performance share grants made in February 2008, measuring relative total stockholder return (stock price plus dividend) against our peers over the period 2008 through 2010, paid out below the target level in February 2011 based upon our total stockholder return over the three year performance period which ranked at the 46th percentile of our peers. As a result, actual compensation to our executives was below the market 50th percentile.

The Compensation Committee reviews the compensation practices among peer companies and broader general industry companies in order to ensure the appropriateness of the Company’s compensation program design and compensation levels. To assist in this process, the Compensation Committee employs a compensation consultant. In mid-2010, the Committee retained Pay Governance LLC as its independent consultant. Pay Governance was formed in 2010 with former employees of Towers Watson & Co., which had advised the Compensation Committee since September 2004. Pay Governance is an independent executive compensation consulting firm which has been retained directly by the Compensation Committee and reports directly to the Compensation Committee and advises the Compensation Committee on compensation matters. The consultant participates in Compensation Committee meetings and is engaged to advise the Compensation Committee with respect to compensation trends and best practices, plan design and the reasonableness of individual compensation awards. Towers Watson provides advice on retirement and compensation matters to the Company’s senior management. Since the engagement of Pay Governance, the Compensation Committee’s consultant is independent and does no business for the Company or its senior management. The Compensation Committee’s decision to hire Pay Governance was not made or recommended by Company management.

Additionally, with regard to compensation for the executive officers other than the Chief Executive Officer, the Compensation Committee receives input from the Chief Executive Officer.

1 Mr. Ball separated from employment with the Company in 2010. His information is omitted here. See page 28 for further information.

In making its recommendation to the Compensation Committee, the consultant employs a benchmarking process, an assessment tool that compares elements of the Company’s compensation programs with those of other companies that are believed to have similar characteristics. In general, the purpose of the benchmarking process is to:

•	Understand the competitiveness of current pay levels relative to other companies with similar revenues and business characteristics.

•	Understand the alignment between executive compensation levels and Company performance.

•	Serve as a basis for developing salary and short- and long-term incentive information for the Compensation Committee’s review.

The consultant also uses market compensation data from compensation surveys from Towers Watson and Mercer HR representing hundreds of general industry companies. For our executive officer located in Belgium, Mr. Majoor, the consultant periodically conducts a study of local market compensation practices using an international survey conducted by Towers Watson. The consultant also performs a more specific analysis of proxy disclosures from peer companies in the filtration industry and other companies that the Company competes with for executive talent. The peer group has been developed based on a set of characteristics that include:

•	Annual revenues that range from approximately half to two times the size of the Company’s annual revenues

•	Global manufacturing operations (in Standard & Poor’s “Materials” classification)

•	Competitor companies within the filtration/separation industry

For 2010, the peer group consisted of the following 23 companies:

AMCOL International Corp	Haynes International, Inc.	Penford Corporation
American Vanguard Corporation	ICO, Inc.	Polypore International, Inc.
Ampco-Pittsburgh Corporation	II-VI Incorporated	Quaker Chemical Corporation
Badger Meter, Inc.	Innophos Holdings, Inc.	RTI International Metals, Inc.
Brush Engineered Materials, Inc.	Kaydon Corporation	Standex International Corporation
Chart Industries, Inc.	Landec Corporation
Eagle Materials Inc.	Lindsay Corporation
ESCO Technologies Inc.	Lydall, Inc.
Hawkins, Inc.	Northwest Pipe Company

In December 2010, the Committee approved the peer group for use in 2011 which included the elimination of:

ICO, Inc. (acquired)
Brush Engineered Materials, Inc. (revenues too large)
Penford Corporation (revenues too small)
Landec Corporation (revenues too small), and
American Vanguard Corporation (revenues too small)

The following companies were added to the peer group for 2011:

Matthews International Corporation
Robbins & Myers, Inc., and
Graco Inc.

The newly constructed peer group for use in 2011 will consist of 21 companies.

In addition to the market data, the Compensation Committee considers other factors when making its decisions, such as an executive’s individual performance, experience in the position and the size of prior-year adjustments. The Compensation Committee does not consider amounts from prior performance-based compensation, such as prior bonus awards or realized or unrealized stock option gains, in its decisions to increase or decrease compensation in the current year. The Compensation Committee believes that this would not be in the best interest of retaining and motivating the executive.

The Compensation Committee also reviews a summary report or “tally sheet” which sets forth the current and two-year historical compensation provided to each executive. The tally sheet includes the total dollar value of annual compensation, including salary, short- and long-term incentive awards, annual increase in retirement accruals and other compensation and benefit amounts. The tally sheet also includes equity ownership levels (number of shares and value) and amounts payable upon various termination scenarios. The review of tally sheets is an important aspect of the Compensation Committee’s decision-making process. The tally sheets allow the Compensation Committee to review each element of compensation for each executive and review how decisions as to each element may affect decisions regarding other elements and the total compensation for each executive.

The Company, with the help of the consultant, has developed a compensation structure that includes individual grades for executives, each with its own compensation opportunities. Each grade’s compensation opportunity has been developed using the compensation survey data, peer group proxy data, or a combination of both. Each executive has been assigned to a grade, determined by comparing position-specific duties and responsibilities with the peer group and survey pay data. Each grade has a base salary range and a corresponding short and long-term target for that particular position.

Individual Performance Goals.  In connection with the determination of fixed-cash base salary increases and compensation under the performance-based short-term incentive plan, the Company sets individual performance goals and then measures a named executive officer’s performance against such goals. Goals are specific to the executive’s area of responsibility. As more fully described below, the level of achievement against such goals may have an impact on the Compensation Committee’s decisions regarding base salary and the “individual performance objectives” as it relates to bonus awards earned under our short-term incentive program. The performance goals for each named executive officer are as follows:

Mr. Stanik
Chairman, President and Chief Executive Officer

Performance Category	Individual Performance Measures
Strategic Planning	Manufacturing utilization; Capital project planning; Acquisition integration; Strategic planning development; and Government relations.

Results and Operations	Operating results vs. business plan; First time quality objectives; and Safety and environmental.

Leadership	Succession planning; Board experience; Diversity; and Document management.

Mr. Schott
Vice President and Chief Financial Officer

Performance Category	Individual Performance Measures
Strategic Planning	Tax savings strategies; Strategic growth; Treasury management; and Business development.

Leadership	Improve accounting systems; and Improve reporting systems.

Mr. Majoor
Executive Vice President - Europe and Asia

Performance Category	Individual Performance Measures
Strategic Planning	Business unit strategic planning implementation; and Manufacturing productivity planning.

Results and Operations	Operating results vs. business plan; Reduce selling, general and administrative and operating expenses; Manage working capital; and Safety and environmental.

Mr. O’Brien
Executive Vice President - Americas

Performance Category	Individual Performance Measures
Strategic Planning	Business unit strategic planning implementation; Geographic strategy; and Capital project planning.

Results and Operations	Operating results vs. business plan; Manufacturing cost reductions; and Safety and environmental.

Mr. Rose
Senior Vice President, General Counsel & Secretary

Performance Category	Individual Performance Measures
Strategic Planning	Corporate structure; and Global legal integration.

Results and Operations	Legal expense management; Document management; Contract policy and administration; Intellectual property management; Training; and Environmental compliance.

The individual goals are created by the appropriate executive in late December or early January of each year. Each of the executives other than the Chief Executive Officer discusses and refines the goals through meetings with the Chief Executive Officer. The Chief Executive Officer’s goals are set after consultation with the Compensation Committee. The goals are designed to help achieve the Company’s short-term performance objectives and longer-term strategic objectives and Company profit planning goals.

Each individual’s actual performance relative to each of the individual goals is reviewed and discussed with the executive periodically during the year and evaluated on a subjective basis by the Chief Executive Officer (except that the Chief Executive Officer’s actual performance relative to each of his individual performance goals is evaluated by the Compensation Committee) at the end of the year using the following:

	Threshold			Partially	Maximum
Did Not Meet	Performance	Partially Meets	Meets	Exceeds	Performance

0%	50%	75%	100%	137.5%	175%

After a determination of whether goals are met, a weighted average of the percentages applicable to each goal is determined for each executive. For 2010, the applicable aggregate weighted average percentages for the named executive officers were as follows: Mr. Stanik, 102.4%; Mr. Schott, 113.2%; Mr. Majoor, 130.4%; Mr. O’Brien, 106.8%; and Mr. Rose, 72%. Notwithstanding the results for Mr. Rose, the Compensation Committee decided to use its discretion and assign Mr. Rose a weighted average percentage of 100%. It did so because it believed that Mr. Rose had several significant accomplishments that were not included in his predetermined goals and to reflect the fact that the goal he did not meet, legal expense management, was in part outside of his control due to unusual litigation during the year.

This information is then used as appropriate to develop salary recommendations and to determine awards under the individual performance portion of our performance-based, short-term cash incentive plan. The development of salary recommendations using this information is completely subjective. The role of the individual’s performance against goals is assigned a weight which is used to determine bonus payments as more completely described below.

Elements of Executive Compensation

Fixed-Cash Base Salary.  Through the base salary element of its compensation program, the Company seeks to attract and retain executive talent by providing a salary level for each executive that approximates the midpoint (50th percentile) of salaries of executives in comparable positions at other similarly sized companies. The consultant uses annual compensation surveys and peer group proxy disclosures to determine the “competitive zone” for the base salary for each position. The Company defines the competitive zone as plus or minus 10% of the midpoint (or 50th percentile) of the market for each position. The Company also establishes a budget for salary increases, subject to approval by the Compensation Committee. The budget is based on current business conditions as well as survey data of comparable companies provided by the consultant.

The Chief Executive Officer conducts an annual review of each executive officer. The review consists of a comparison of the executive’s performance versus the pre-determined goals as described above and an assessment of the executive’s adherence to the Company’s core values. The Chief Executive Officer rates the performance of each executive. The Chief Executive Officer makes recommendations to the Compensation Committee regarding each executive’s salary by considering the rating, the budget for salary increases and an understanding of the market-based competitive zone. The Compensation Committee uses the same methodology for the Chief Executive Officer.

At its February 2010 meeting, the Compensation Committee approved aggregate budgets for salary increases of 3% for U.S. salaried employees. The Compensation Committee also approved salary increases, effective February 1, 2010, for our named executive officers. These salary increases ranged from 3% to 7% and reflect a subjective determination of individual performance relative to the pre-determined goals described above and adherence to core values, as well as an evaluation of each named executive’s experience and salary relative to the midpoint of the market-based competitive zone and to reflect changes in responsibility.

At its December 2010 meeting, the Compensation Committee reviewed an assessment of our executives’ 2010 compensation as compared to benchmarks that was prepared by Pay Governance. The analysis showed that all our named executive officers’ base salaries for 2010 fell within the competitive range of between 90% and 110% of the market median except for the salary for Mr. Schott which was below the market median by more than 10%, which the Committee believes is reasonable given that he was new to his current role in 2010.

Performance-Based Short-Term Cash Incentive Compensation.  Through the short-term incentive program, the Company seeks to align the interests of the executives with the annual financial and non-financial goals of the Company. In 2010, the Chief Executive Officer’s target was 70% of his base salary, the target for the Chief Financial Officer was 30% of his base salary, and the target for the Executive Vice President—Americas was 45% of his base salary. The target for the Senior Vice President, General Counsel and Secretary was 40% of his base salary. The target for the Executive Vice President—Europe and Asia was 30% of his base salary. Awards under the plan can range from 50% of target for threshold performance to 175% of target for maximum performance on the financial and individual performance metrics. The Committee compares the target short term cash incentives to the market from time to time.

Actual awards paid for 2010 performance are included in the Summary Compensation Table on page 29 under the column Non-Equity Incentive Plan Compensation, while opportunities under this plan for 2011 at threshold, target and maximum are included in the Grants of Plan-Based Awards table on page 30 under the columns Estimated Future Payouts Under Non-Equity Incentive Plan Awards.

Short-term incentive awards for 2010 for the staff executives (Chief Executive Officer, Chief Financial Officer, and Senior Vice President, General Counsel & Secretary) were approved by the Compensation Committee at its February 8, 2011 meeting for 2010 performance after reviewing pre-determined goals and metrics. The weights assigned to these goals were as follows:

		2010	Pre-Established
		Actual	2010 Short-Term Incentive Goals
Performance Measure	Weight	Performance	Threshold	Target	Maximum

Corporate Operating Income	45%	$ 46.3mm	$ 43.7mm	$ 58.3mm	$ 72.9mm
Corporate ROIC**	30%	11.6%	8.8%	11.8%	14.7%
Individual Performance Objectives	25%		Varies by Executive as set forth above

** Corporate Return on Invested Capital (ROIC) =	Operating Profit after Tax Average Debt + Average Equity − Average Free Cash

Similarly, 2010 short-term incentive awards for business unit executives (Executive Vice President—Americas and Executive Vice President—Europe and Asia) were approved by the Compensation Committee at its February 8, 2011 meeting.

The Compensation Committee reviewed the pre-determined metrics which were weighted as follows when it made its award for Mr. Majoor:

		2010	Pre-Established
		Actual	2010 Short-Term Incentive Goals
Performance Measure	Weight	Performance	Threshold	Target	Maximum

Corporate Operating Income	25%	$ 46.3mm	$ 43.7mm	$ 58.3mm	$ 72.9mm
Corporate ROIC	20%	11.6%	8.8%	11.8%	14.7%
Business Unit Regional Operating Income	15%
Europe		$ 3.4mm	$ 3.4mm	$ 4.6mm	$ 5.8mm
Asia		$ 5.5mm	$ 3.7mm	$ 5.0mm	$ 6.3mm
Business Unit ROIC	15%
Europe		3.3%	2.3%	3.1%	3.9%
Asia		32.5%	19.4%	25.8%	32.3%
Individual and Regional Performance Objectives	25%		As set forth above

The Compensation Committee reviewed the pre-determined metrics which were weighted as follows when it made its award for Mr. O’Brien:

		2010	Pre-Established
		Actual	2010 Short-Term Incentive Goals
Performance Measure	Weight	Performance	Threshold	Target	Maximum

Corporate Operating Income	25%	$ 46.3mm	$ 43.7mm	$ 58.3mm	$ 72.9mm
Corporate ROIC	20%	11.6%	8.8%	11.8%	14.7%
Business Unit Regional Operating Income	15%	$ 37.6mm	$ 35.6mm	$ 47.5mm	$ 59.4mm
Business Unit Regional ROIC	15%	14.9%	11.9%	15.9%	19.8%
Individual and Regional Performance Objectives	25%		As set forth above

Corporate operating income was chosen as an indicator of profit produced directly as a result of our executives’ performance and as an indication of cash flow produced as a result of the operations of our business. We have chosen corporate return on invested capital to stress the importance of the efficient management of capital in our business especially as we undertake significant capital expansion. Operating income was given more weight than return on invested capital since the Committee believes that operating income most directly relates to the executives’ performance. Individual objectives were given less weight in 2010 than they had been given in previous years to emphasize the importance of company and regional economic performance; however, an executive may earn a short-term incentive award due to success in achieving individual goals, even if the Company’s performance falls below threshold on the corporate operating income and return on invested capital measures.

A discussion of the named executive officers’ individual performance objectives or individual regional performance objectives for 2010 is set forth above under “Individual Performance Goals.” The Compensation Committee may use its discretion to determine the amount of any short-term incentive award and has done so in recent years. Specifically, the Compensation Committee may award short-term incentive compensation in amounts that deviate from the amounts determined after application of the weighted averaged formula. The plan is not administered to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) at the current time, although the Compensation Committee is aware of this rule and its potential benefits.

If the performance measures and weights are applied to the actual results for the year, bonuses would have been calculated at an amount between the threshold and target amount for each executive. However, the Committee considered the fact that the actual operating income for the year contained $12.0 mm of expense from the settlement of two lawsuits and the accrual for certain anticipated environmental enforcement. If the performance metrics were adjusted to discount the effect of these matters, the bonuses would have been calculated at an amount over the target amount. The Compensation Committee considered this matter carefully and used its discretion. It noted the logic in discounting the effects of these costs; however, it also believed that the executives should have some accountability for them and did not think it was appropriate to pay bonuses above the targeted amounts for a year that actual reported operating income was less than planned. Actual bonus awards paid for 2010 performance are included in the Summary Compensation Table on page 29 under the column “Non-Equity Incentive Plan Compensation”.

Long-Term Incentive Compensation. The Company’s long-term incentive compensation program seeks to align the executives’ interests with those of the Company’s stockholders by rewarding successes in stockholder returns in absolute terms and relative to peers. Additionally, the Compensation Committee desires to foster an ownership mentality among executives by providing stock-based incentives as a significant portion of compensation. In determining which type of stock vehicles to include in the program, the Compensation Committee chose to focus on the following:

•	Total stockholder return (stock price appreciation plus dividends) relative to peers

•	Stock price appreciation

•	Continued loyalty to and employment with the Company

In 2010, the Company’s long-term incentive program consisted of the following three equity components: restricted performance stock units, stock options and time-vesting restricted stock. The Compensation Committee believes that these components align with the goals of the long-term compensation program identified above.

Under the terms of the Company’s 2008 Equity Incentive Plan, the Compensation Committee determines which employees are eligible to receive equity awards, the value and number of shares granted, the rate and period of vesting, performance goals and other relevant terms.

The Compensation Committee considers market trends when making long-term incentive grant recommendations for each executive. In order to understand the full impact of making grant decisions, the Compensation Committee also considers a number of other factors prior to making its decisions related to equity awards for the upcoming year. These factors include:

•	the number of outstanding options or other equity awards,
•	the number of shares available for future grant in the Company’s stock option plan,
•	the size of the annual grant in aggregate expressed as a percent of total shares outstanding,
•	the market price of the Company’s common stock and the performance of the Company and its prospects,
•	potential dilution which could result from the exercise of options, and
•	the benefits of linking the employees’ incentive to the market price of the stock.

When determining the grant of options, restricted stock, or other equity awards to a particular individual (executive or non-executive), the Compensation Committee considers the individual’s level of responsibility, the relationship between successful individual effort and Company results, incentive compensation plans of other companies and other relevant factors.

Based on a review of the above information, the Compensation Committee may or may not use its discretion to modify the long-term incentive grant opportunity contained in the compensation structure for each grade and executive. In 2010, the Compensation Committee approved long-term incentive award values that, as stated previously, considered the market 50th percentile for each grade level and position and are allocated to the three long-term incentive vehicles as follows:

•	Stock options—25%

•	Time-vesting restricted stock—35%

•	Restricted performance stock units—40%

To determine the number of restricted performance stock units, stock options and/or time-vesting restricted stock to be issued, the dollar amount allocated to each long-term incentive vehicle is divided by the vehicle’s current Financial Accounting Standards Board, Accounting Standards Codification (“ASC”) Topic 718, “Compensation—Stock Compensation” (“ASC Topic 718”) per share fair value.

The Compensation Committee believes that the use of all three equity vehicles allows it to successfully meet its long-term objectives. In February 2010, the Compensation Committee granted equity awards to our named executive officers that reflected the market median data available at the time of grant. Survey data released in September 2009 showed a significant decrease in the market median long-term incentive opportunity for executives. This survey data reflecting the lower market median long-term incentive opportunity was used as the basis for long-term incentive awards made in February 2010. The information under the headings “Stock Awards” and “Option Awards” in the Summary Compensation Table on page 29 is with respect to these awards granted at the February 2010 meeting.

At its February 2011 meeting, the Compensation Committee made grants of equity awards to our executives for 2011. At that time, the Committee changed the allocation of the three types of long term incentive vehicles to:

•	Stock options—25%

•	Time-vesting restricted stock—25%

•	Restricted performance stock units—50%

The Committee believes that the increase in the weighting of restricted performance stock units and the decrease in the weighting of time-vested restricted stock better align the interest of the executives with the interest of stockholders by making a greater percentage of the executives’ salary at risk and dependant on the Company’s total stockholder return and return on invested capital.

Stock Options. The Compensation Committee selected stock options as a means of aligning executives’ compensation with the creation of value to stockholders. Stock options provide realizable value to executives only if the Company’s stock price increases after the options are granted. Each option has vesting provisions that require continued employment of the executive thereby promoting the retention of executives. Stock options vest in equal one-half increments over the two-year period following grant. The options are exercisable after they have vested until they expire, which is on the tenth anniversary following the grant date. The combination of the ten-year term and the two-year vesting provision supports the long-term intentions of the Compensation Committee. In 2009, the Compensation Committee determined that future stock option grants will be limited to non-qualified stock options as opposed to incentive stock options in order to maximize the tax deductibility of compensation for the Company. For options granted in 2011, the Compensation Committee reduced the term of the options from 10 years to 7 years. It did so to add incentive to create stockholder value in a shorter time period.

The fair value of each option is calculated by the Company as of the grant date and expensed over the vesting period in accordance with generally accepted accounting principles (ASC Topic 718). When the executive exercises the non-qualified stock options, the Company receives a tax deduction that corresponds to the amount of taxable income recognized by the executive.

Time-Vesting Restricted Stock. The Compensation Committee has selected restricted stock that vests based on the passage of time and continued employment as an element of the long-term incentive program. While this long-term incentive vehicle is not considered performance based, the Compensation Committee has selected restricted stock to build share ownership and promote retention of the executives by rewarding loyalty to and continued employment with the Company. Grants of restricted shares vest in equal increments over three years. The fair value of restricted shares is calculated on the date of grant and expensed over the vesting period of three years. When shares vest, the Company receives a tax deduction that corresponds to the amount of taxable income recognized by the executive. Beginning with the grants made 2011, the Compensation Committee has added the additional requirement that the grantee must agree to hold and not sell net shares of restricted stock received (net of shares sold to pay taxes upon vesting) for three additional years after vesting in most cases. The Committee believes that this change further aligns the long term interests of our stockholders and our employees.

Restricted Performance Stock Units. The Compensation Committee has selected performance stock units as a means of encouraging and rewarding executives for delivering solid returns to our stockholders, above and beyond the return delivered by most of our peers. A target number of shares is identified at the beginning of a three-year performance period but not actually delivered to the executive until the shares are earned at the end of the performance period. The number of shares earned may vary from zero to 200% of target. For awards granted in 2010 and prior, the award was based on the ranking of the Company’s total stockholder return relative to a peer group (listed on page 16). Interpolation is used to calculate awards between minimum, target and maximum levels.

Total Stockholder Return
Performance Relative to Peer	Award to Executive as a Percent of
Group	Target Opportunity

Below 25th %ile	No award

25th %ile	50% (minimum award)

50th %ile	100% (target award)

75th %ile or greater	200% (maximum award)

The fair value of restricted performance stock units was calculated on the date of grant and expensed over the vesting period. When shares vest, the Company receives a tax deduction that corresponds to the amount of taxable income recognized by the executive.

For the period 2008-2010, the Company’s total stockholder return of negative 3% relative to its peer group ranked at the 46th percentile which resulted in a below target payout (97% of target).

In February 2011, the Committee changed the parameters for restricted performance stock units granted in 2011 and after. First, instead of having the payout for all the units granted be determined based upon the ranking of the Company’s total three year stockholder return, the payout for 50% of the units will be determined based upon the Company’s three year average return on capital (net income ÷ average debt + average equity) as compared to a target of 12.5% which is a benchmark the Compensation Committee believes is attainable over the next three years. Second, with respect to the 50% of the units for which the payout will be determined based upon the ranking of the Company’s three year stockholder return, the performance ranges before awards will be earned have been increased and the payout will be capped at 50% of the target level if the total stockholder return is negative for the period regardless of the comparison of the Company’s total stockholder return to the peer group. The Compensation Committee reserves the right to make adjustments for unusual items in its discretion.

The new payout schedules will be as follows, with interpolation used between levels:

50% of units for which payout will be based upon three year total stockholder return:

Total Stockholder Return
Performance Relative to Peer	Award to Executive as a Percent of
Group	Target Opportunity

Below 30th %ile	No award

30th %ile	50% (minimum award)

55th %ile	100% (target award)

90th %ile or greater	200% (maximum award)

50% of units for which payout will be based upon average three year total return on invested capital:

Award to Executive as a Percent of
Total Return on Capital	Target Opportunity

Below 11.5%	No award

11.5%	50% (minimum award)

12.5%	100% (target award)

14.5%	200% (maximum award)

While stockholder return is the most direct measure of the Company’s performance relative to its stockholders, share price is not entirely under management’s control. In changing the metrics for performance shares, the Compensation Committee sought to include a measure of executive performance more directly linked with the Company’s financial performance over a three year period, namely average three year return on capital, thereby more closely aligning pay with performance.

Stock Option and Other Equity Granting Procedures

The procedure for making equity grants to executive officers is as follows:

•	The Compensation Committee meets to discuss compensation, including approving equity awards, at its meeting that coincides with the Board of Directors meeting to review year-end financial results. Grants of equity awards are made based upon a value and not based upon a number of shares with the grant date to be the fourth business day after the Company releases its earnings for the previous year. With respect to 2011 equity awards, the Compensation Committee met on February 8, 2011 and determined the value of long-term incentive awards for the named executive officers. The grant date for those awards was deemed to be March 1, 2011; the fourth business day after the Company announced 2010 financial results.

•	Grants to executive officers, as approved by the Compensation Committee, are communicated to the grantees by the Chief Executive Officer. The Chairman of the Compensation Committee informs the Chief Executive Officer of his annual award. The strike price for stock options is an average of the high and low of the Company’s common stock price on the day of the grants, as permitted by ASC Topic 718.

Stock Ownership Policy

In order to foster an equity ownership culture and further align the interests of management with the Company’s stockholders, the Compensation Committee has adopted stock ownership guidelines for executives. From the time they are appointed an executive of the Company or promoted to an executive position or, if the Compensation Committee changes the guidelines at any time to increase stock ownership requirements, from the time of such change, executives have a four-year period during which he or she is expected to accumulate the specified shares. For 2010, the guidelines were as follows:

•	Chairman and Chief Executive Officer—stock valued at five times annual base salary

•	Executive and Senior Vice Presidents—stock valued at three times annual base salary

•	Vice Presidents—stock valued at two times annual base salary

The following forms of ownership apply toward the stock ownership level: shares purchased, vested and unvested restricted stock, shares retained following the exercise of stock options, shares earned following the achievement of performance goals, and shares accumulated through retirement plans. Unexercised stock options and unearned restricted performance stock units do not apply toward executive ownership levels. While no formal penalty exists for failure to achieve the ownership level within the four-year period, the Compensation Committee may use its discretion to reduce or eliminate an executive’s annual long-term incentive award in future periods or impose any other remedy it believes is appropriate.

In February 2011, the Governance Committee and Board of Directors adopted a director stock ownership policy. Pursuant to the new Policy all outside directors have a guideline to acquire and hold Company stock valued at $150,000 or more. Directors have a five year period to acquire the stock. No formal penalty for failure to achieve the ownership level within the five year period was adopted; however, the Governance Committee may consider compliance with the policy when making recommendations with respect to nomination for reelection to the Board.

Under the terms of our insider trading policy, no officer or director may purchase or sell any put or call or engage in any other hedging transaction with respect to our common stock.

Retirement Plan Summary

The Company maintains a defined benefit retirement plan for its U.S. salaried employees, which is otherwise known as the pension plan, and a defined contribution thrift/savings plan, which is otherwise known as the 401(k) plan. The purpose of both these plans is to provide post-retirement income and stability to executives and employees. It is the goal of the Compensation Committee and the Board that these plans be competitive with plans which would be available to executives of similar-sized companies. The Company does not provide a plan for highly compensated employees to restore benefits lost due to Internal Revenue Service (IRS) limits. A more complete description of these plans can be found under the pension plan disclosure which begins on page 33.

At the end of 2005, the Company offered its U.S. salaried employees the option to discontinue receiving new benefits under the pension plan and instead participate in an enhanced 401(k) plan which would provide for better matching contributions by the Company. Of the named executives, only Mr. Ball elected to participate in the enhanced 401(k) plan.

In 2006, the Company eliminated all accruals of future benefits under its defined benefit plan, effective January 1, 2007, and instead provides all U.S. salaried employees with enhanced matching contributions under the 401(k) plan.

Perquisites

The Company does not believe that perquisites are essential to attract and retain executives and, therefore, does not provide perquisites to executives who reside in the United States. The Company does, however, provide a company car to the Executive Vice President—Europe and Asia, which is a standard practice for executives in Western

Europe. No Company executive, other than the Executive Vice President—Europe and Asia, receives perquisites in reportable amounts.

Severance Policy

The Company has employment agreements with executive officers that provide for, among other provisions, cash payments and benefits in the event of termination by the Company other than “for cause” by the executive. The Compensation Committee believes that these agreements are necessary to attract and retain executives. Employment agreements (the “Agreements”) for our named executives other than Mr. Majoor and Mr. Schott were put in place effective February 5, 2010. Mr. Schott entered into an agreement of the same form as the other named executive officers on February 14, 2011. These Agreements provide for severance as follows:

Severance.  If an executive’s employment is terminated without Cause (as defined in the Agreements) or if an executive resigns with Good Reason (as defined in the Agreements), the Company is required to provide the executive any amounts of compensation earned through the termination date and eighteen (18) months of severance (twenty-four (24) months in the case of Mr. Stanik) of the executive’s then base salary and a lump sum payment (paid six months after termination) of one and a half (1.5) times (two (2) times in the case of Mr. Stanik) the current “target” amount of any cash bonus or short-term cash incentive plan in effect for the executive for the calendar year in which the termination of employment occurs (the current “target” amount of any cash bonus or short-term cash incentive plan in effect for the executive for the calendar year in which the termination of employment occurs being the “Bonus Amount”). Any of the executive’s applicable health and welfare benefits, including health, dental and life insurance benefits (but not including additional stock or option grants) that the executive was receiving prior to termination would continue and be maintained by the Company at the Company’s expense on a monthly basis for a period equal to the Severance Period (as defined in the Agreements) or until such time as the executive is employed by another employer and is provided health and welfare benefits at least equal in the aggregate to the health and welfare benefits provided at the time of termination by the Company.

Change of Control Severance.  In the event of a Covered Change of Control Termination (as defined in the Agreements), then instead of any other severance benefits payable to the executive, the executive would receive: (i) a lump sum equal to the sum of: (A) two (2) years (three (3) years in the case of Mr. Stanik) of the executive’s then current base salary, (B) two (2) times (three (3) times in the case of Mr. Stanik) the Bonus Amount, and (C) the aggregate amount of contributions that would be credited to the executive under the Company’s 401(k) plan for the two (2) years (three (3) years in the case of Mr. Stanik) following the effective date of termination in connection with (a) the Company’s fixed contribution to the plan (currently 3%), (b) the Company’s performance-based contribution to the plan (currently between 0% and 4%), assuming that the applicable rate of performance-based contributions during such period were to equal the average rate of performance-based contributions under the plan for the three (3) years immediately prior to the effective date of termination, and (c) the Company’s matching contributions of employee contributions to the plan at the then current rate of matching contributions, assuming that the executive were to continue to participate in the plan and to make the maximum permissible contribution thereunder for the two (2) year (three (3) years in the case of Mr. Stanik) period; (ii) his or her normal health and welfare benefits (but not including additional stock or option grants) on a monthly basis during the two (2) year (three (3) years in the case of Mr. Stanik) period following the occurrence of a Change of Control (as defined in the Agreements), including health, dental and life insurance benefits the executive was receiving prior to the Change of Control (subject to any limits imposed under Section 409A of the Code), and (iii) all stock options and stock appreciation rights previously granted to the executive by the Company, and shall be fully vested in all restricted stock, stock units and similar stock-based or incentive awards (assuming “maximum” satisfaction of any applicable performance conditions) previously granted to the executive by the Company, regardless of any deferred vesting or deferred exercise provisions of such arrangements; provided, however, that the payment of restricted units shall not be accelerated except as provided in the award agreement under which they were granted. The Change of Control severance payments are payable on the first day following the six (6) month anniversary of the date of the Covered Change of Control Termination (as defined in the Agreements).

Severance Payments (as defined in the Agreements) under the Agreements will not be “grossed up” for the effect of any excise taxes that might be due under Section 280G, 4999 or 409A of the Code.

Each of the Agreements requires the executives to comply with confidentiality, non-compete and non-solicitation covenants.

Mr. Majoor’s employment agreement was originally executed in December 2000 and has been amended in 2004 and 2008. His agreement, as amended, provides Change of Control Severance equivalent to that described above for the other named executive officers except that the trigger for Change of Control is a change in 20% of the Company’s common stock instead of 30%; he can “walk away” after a Change of Control and receive severance benefits; his “Bonus Amount” is the greater of the average of the last three cash bonuses paid to him and the current “target” amount of any cash bonus or short-term cash incentive plan in effect for him for the calendar year in which the termination of employment occurs; and he will receive a “gross-up” on any United States or Belgian excise tax. His agreement also calls for notice prior to any termination of his employment without “serious reason” to be determined pursuant to a “Claeys formula” which is used by Belgian labor courts to determine severance compensation, provided the notice period may in no event be less than 18 months. In addition, Mr. Majoor’s employment agreement provides that, unless the Company waives the application of Mr. Majoor’s non-competition clause within fifteen days of termination of the agreement, he shall be paid an indemnity equivalent to one half of his gross remuneration for the last month of employment with the Company, multiplied by the number of months for which the clause is applicable.

Details of the agreements and a quantification of severance amounts payable under certain termination scenarios are included in the narrative which begins on page 35.

Adjustments or Recovery of Prior Compensation

The Company has a recoupment policy. Pursuant to the policy, if the Board determines that an executive officer or other designated officer has been incompetent or negligent in the performance of his or her duties or has engaged in fraud or willful misconduct, in each case in a manner that has caused or otherwise contributed to the need for a material restatement of the Company’s financial results, the Board will review all performance-based compensation awarded to or to be earned by the executive during the period affected by the restatement. If in the Board’s view, the performance-based compensation would have been lower if it had been based on the restated results, the Board and the Company will, to the extent permitted by applicable law, seek recoupment from the executive of any portion of such performance-based compensation as it deems appropriate.

Impact of Tax and Accounting Policy on Executive Compensation

If an executive officer’s compensation from the Company were to exceed $1.0 million in any taxable year, the excess over $1.0 million, with certain exceptions, would not be deductible by the Company, under Section 162(m) of the Code. The Compensation Committee is aware of this rule, and will take it into account through its annual review of the executive compensation program. One exception to the disallowance of such deductions under Section 162(m) involves compensation paid pursuant to stockholder-approved compensation plans that are performance-based. The Company’s 2008 Equity Incentive Plan contains provisions which are intended to cause grants of stock options and other performance-based awards under such plan to be eligible for this performance-based exception (so that compensation upon exercise of such stock options or the vesting of such performance-based awards should be deductible under the Code). Payments of cash compensation related to our base salary and short-term cash incentive programs and the value of shares that vest from grants of time-vesting restricted stock are not eligible for this performance-based exception.

The Compensation Committee is aware of the impact on the Company’s financial statements of providing stock-based compensation, which the Company accounts for under ASC Topic 718. The Compensation Committee is also aware of new restrictions that govern the use of nonqualified deferred compensation, Section 409A of the Code, and has modified the Company’s compensation arrangements to comply with this new regulation.

Pay-for-Performance

Although not yet required, the Compensation Committee asked Pay Governance to perform a historical pay-for performance assessment of our CEO as compared to our peer group. Pay Governance presented its assessment to the Compensation Committee during the Committee’s December 2010 meeting.

Pay Governance reviewed both 2009 bonuses and three year realizable compensation of our CEO and the CEOs of our peer group. They also measured the performance of the Company and the peer group. To measure performance, our consultant developed a performance composite using: revenue growth, operating income changes, return on invested capital and total stockholder return. These metrics were used since they include the metrics used by the Company to determine incentive compensation and would be viewed as reasonable indicators of performance by an external party. The analysis showed that Mr. Stanik’s 2009 bonus ranked at the 63rd percentile of the peer group and the Company’s performance for the year ranked at the 61st percentile. The report also determined that Mr. Stanik’s three year realizable compensation for the three years of 2007, 2008 and 2009 ranked at 68th percentile of the peer group and the Company’s performance during that period ranked at the 71st percentile. This analysis demonstrated the alignment between our CEO’s realizable pay and our financial and stockholder performance, thus we believe that our pay-for-performance compensation philosophy is working as intended.

Separation of Employment by Mr. Ball

On July 12, 2010, Leroy M. Ball, our former Senior Vice President and Chief Financial Officer, tendered his resignation from the Company. His last day of employment with the Company was August 31, 2010. On August 4, 2010, the Company and Mr. Ball entered into a certain Agreement and General Release (the “AGR”), which delineated the terms of Mr. Ball’s separation from the Company. The AGR provides that Mr. Ball was to receive his regular full base salary and employee benefits through August 31, 2010 and that the Company agreed not to make demand to recover any gain realized by Mr. Ball upon the exercise of his stock options under the applicable provisions of his stock option agreements with the Company. Pursuant to the AGR, Mr. Ball released the Company from claims and causes of action as of the date of the Agreement, reaffirmed his obligations of confidentiality, and agreed to three-year non-solicitation and non-competition.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

TIMOTHY G. RUPERT, CHAIRMAN
ROBERT W. CRUICKSHANK
RANDALL S. DEARTH
SETH E. SCHOFIELD

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate other Company filings, including this Proxy Statement, the foregoing Report of the Compensation Committee does not constitute soliciting material and shall not be incorporated by reference into any such filings.

Summary Compensation Table

The following table shows the compensation paid by the Company and its subsidiaries for the year ended December 31, 2010 to the Chief Executive Officer, the Chief Financial Officer, the former Chief Financial Officer and the next three most highly compensated executive officers as of December 31, 2010.

Summary Compensation Table

							Change In
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)(1)	($)	($)(2)	($)(3)	($)(4)	($)

John S. Stanik,	2010	527,909	—	354,360	118,123	372,000	44,007	13,451	1,429,850
President and	2009	513,956	—	533,173	171,038	347,000	30,550	13,928	1,609,645
Chief Executive Officer	2008	500,200	—	588,721	191,308	528,000	19,922	20,024	1,848,175
Stevan R. Schott,	2010	188,370	—	40,968	—	67,000	N/A	11,717	308,055
Vice President &	2009	161,576	—	35,304	—	38,773	N/A	10,802	246,455
Chief Financial Officer	2008	157,956	—	34,900	—	47,845	N/A	9,442	250,143
Leroy M. Ball,	2010	172,720	—	126,749	42,250	—	—	10,336	352,055
Former Senior Vice	2009	252,514	—	163,301	52,726	127,000	4,198	12,984	612,723
President and Chief Financial Officer(5)	2008	245,756	—	157,849	51,376	164,000	2,064	19,106	640,151
C.H.S. (Kees) Majoor,	2010	376,669	—	41,421	13,810	116,854	94,586	34,692	678,032
Executive Vice President—	2009	378,935	—	115,877	37,294	182,546	155,982	37,043	907,677
Europe and Asia(6)	2008	379,253	—	109,939	35,828	227,099	82,032	28,238	862,389
Robert P. O’Brien,	2010	262,883	—	126,749	42,250	120,000	82,789	12,845	647,516
Executive Vice President—	2009	255,856	—	115,877	37,294	128,000	60,177	12,995	610,199
Americas	2008	249,008	—	109,939	35,828	145,000	49,021	19,120	607,916
Richard D. Rose,	2010	246,000	—	95,629	31,874	100,000	N/A	11,085	484,588
Senior Vice President, General Counsel and Secretary(7)	2009	145,187	—	99,289	13,304	31,000	N/A	3,062	291,842

(1)	Restricted stock awards consist of both time-vesting restricted stock and performance-based restricted stock units. Refer to Note 11, Note 10 and Note 10 to the Company’s Consolidated Financial Statements in the Company’s 2008 Form 10-K, 2009 Form 10-K and 2010 Form 10-K, respectively, for the related assumptions pertaining to the Company’s calculation in accordance with Accounting Standards Codification (ASC) 718. For the performance-based restricted stock units, assuming achievement of the highest level of performance conditions, the value of the awards at the grant date are as follows: Stanik: $377,983 for 2010, $595,626 for 2009 and $636,492 for 2008; Schott: $0 for 2010, 2009 and 2008; Ball: $135,190 for 2010, $182,444 for 2009 and $172,608 for 2008; Majoor: $44,181 for 2010; $128,784 for 2009 and $118,668 for 2008; O’Brien: $135,190 for 2010, $128,784 for 2009 and $118,668 for 2008; and Rose: $102,004 for 2010, $0 for 2009 and $0 for 2008.

(2)	The amounts listed in this column represent awards granted pursuant to the Company’s short-term incentive plan, which are payable by their terms in the fiscal year following the fiscal year to which they relate.

(3)	The actual change in Mr. Ball’s pension value in 2010 was a decrease of $2,352.

(4)	Consists of premiums paid by the Company on excess term life insurance policies on the lives of named individuals, except for (i) Mr. Stanik, which also includes 401(k) Company contributions of $18,400 in 2008, $12,250 in 2009 and $12,500 in 2010; (ii) Mr. Schott, which also includes 401(k) Company contributions of $9,442 in 2008, $10,216 in 2009 and $11,182 in 2010; (iii) Mr. Ball, which also includes 401(k) Company contributions of $18,400 in 2008, $12,250 in 2009 and $9,939 in 2010; (iv) Mr. Majoor, which amount is for automobile expenses; (v) Mr. O’Brien, which also includes 401(k) Company contributions of $18,400 in 2008, $12,250 in 2009 and $12,500 in 2010; and (vi) Mr. Rose, which also includes 401(k) Company contributions of $2,880 in 2009 and $10,520 in 2010.

(5)	On July 12, 2010, Leroy M. Ball, our former Senior Vice President and Chief Financial Officer, tendered his resignation from the Company. His last day of employment with the Company was August 31, 2010. On August 4, 2010, the Company and Mr. Ball entered into a certain Agreement and General Release (the “AGR”), which delineated the terms of Mr. Ball’s separation from the Company. The AGR provides that Mr. Ball was to receive his regular full base salary and employee benefits through August 31, 2010 and that the Company agreed not to make demand to recover any gain realized by Mr. Ball upon the exercise of his stock options under the applicable provisions of his stock option agreements with the Company. Pursuant to the AGR, Mr. Ball released the Company from claims and causes of action as of the date of the Agreement, reaffirmed his obligations of confidentiality, and agreed to three-year non-solicitation and non-competition.

(6)	Mr. Majoor’s compensation is converted from Euros to U.S. Dollars at the average annual exchange rate for the applicable year, except with respect to the column entitled “Change In Pension Value and Nonqualified Deferred Compensation Earnings” which is calculated based on an exchange rate at December 31st of the applicable year.

(7)	Mr. Rose began employment on September 14, 2009.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers during 2010.

Grants of Plan-Based Awards

												Grant
								All				Date
								Other				Fair
								Stock	All Other		Closing	Value
								Awards:	Option	Exercise	Market	of
								Number	Awards:	or Base	Price	Stock
		Estimated Future Payouts			Estimated Future Payouts			of	Number of	Price of	at	Options
		Under Non-Equity Incentive			Under Equity Incentive			Shares	Securities	Option	Grant	and
		Plan Awards			Plan Awards			of Stock	Underlying	Awards	Date	Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	($/Sh)	($/Sh)	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	(1)	(1)	($)(2)

John Stanik	3/04/10	185,658	371,315	649,801	3,713	7,426	14,852	10,394	16,406	15.91	15.76	472,483
Stevan Schott	3/04/10	—	—	—	—	—	—	2,575	—	15.91	15.76	40,968
Leroy Ball(3)	3/04/10	—	—	—	1,328	2,656	5,312	3,718	5,868	15.91	15.76	168,998
Kees Majoor	3/04/10	65,212	130,424	228,242	434	868	1,736	1,215	1,918	15.91	15.76	55,231
Robert O’Brien	3/04/10	52,833	105,666	184,915	1,328	2,656	5,312	3,718	5,868	15.91	15.76	168,998
Richard Rose	3/04/10	49,440	98,880	173,040	1,002	2,004	4,008	2,805	4,427	15.91	15.76	127,504

(1)	The exercise price of the option awards was the average of the high and low prices on the New York Stock Exchange on the date of grant. This was based upon the requirements of the Company’s Stock Option Plan.
(2)	The full grant date was computed in accordance with Accounting Standards Codification (ASC) 718 for the awards made in fiscal 2010 under the Company’s incentive plans. Refer to Note 10 to the Company’s Consolidated Financial Statements of its 2010 Form 10-K for the related assumptions pertaining to the Company’s calculation in accordance with ASC 718.
(3)	Mr. Ball is no longer employed by the Company. Pursuant to the AGR described in Compensation Discussion and Analysis under the heading “Separation of Employment by Mr. Ball” on page 28 of this Proxy Statement, the non-equity awards are not payable and the equity awards listed are no longer exercisable.

The following information relates to both the Summary Compensation Table and the Grants of Plan-Based Awards Table set forth above. The material terms related to the “non-equity incentive plan compensation” set forth in the Summary Compensation Table and the “estimated future payments under non-equity incentive plan awards” in the Grants of Plan-Based Awards Table are described in Compensation Discussion and Analysis under the heading “Performance-Based Short-Term Cash Incentive Compensation.”

The “stock awards” column in the Summary Compensation Table and the “all other stock awards” column of the Grants of Plan-Based Awards Table contain information with respect to the time-vesting restricted stock granted to named executive officers in 2008, 2009 and 2010, as applicable. Grants of time-vesting restricted stock vest in equal increments over three years. Dividends which are paid on Common Stock of the Company are paid on the time-vesting restricted stock and held in escrow with the shares.

The “stock awards” column of the Summary Compensation Table and the “estimated future payouts under equity incentive plan awards” column of the Grants of Plan-Based Awards Table contain information with respect to the restricted performance stock units granted by the Company to the named executive officers in 2008, 2009 and 2010, as applicable. Restricted performance stock units vest as described in Compensation Discussion and Analysis, under the heading “Restricted Performance Stock Units.” These grants were made in units and not actual shares, and thus no dividends accrue on the units until the units vest and the shares are actually issued.

The “option awards” column of the Summary Compensation Table and the “all other option awards” column of the Grants of Plan-Based Awards Table contain information with respect to stock options that were granted to the named executive officers in 2008, 2009 and 2010, as applicable. Stock options vest in equal one-half increments over the two year period following the grant. Stock options expire ten years following the date of the grant. Options are granted at fair market value upon the date of the grant.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards to the named executive officers as of December 31, 2010.

Outstanding Equity Awards At Fiscal Year-End

	Option Awards						Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
									Awards:	Market
				Equity					Number	or Payout
				Incentive			Number	Market	of	Value of
				Plan			of	Value of	Unearned	Unearned
				Awards:			Shares	Shares	Shares,	Shares,
	Number of	Number of		Number of			or Units	or Units	Units or	Units or
	Securities	Securities		Securities			of Stock	of Stock	Other	Other
	Underlying	Underlying		Underlying			That	That	Rights	Rights
	Unexercised	Unexercised		Unexercised	Option		Have	Have	That	That
	Options	Options		Unearned	Exercise	Option	Not	Not	Have Not	Have Not
	(#)	(#)		Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)(4)	($)	(#)(5)	($)

John Stanik	—	16,406	(1)	—	15.91	3/4/20	26,227	396,552	18,526	280,113
	13,300	13,300	(2)	—	14.71	3/4/19	—	—	—	—
	28,300	—		—	17.74	2/28/18	—	—	—	—
	27,800	—		—	8.37	3/30/17	—	—	—	—
	41,800	—		—	7.92	3/27/16	—	—	—	—
	40,800	—		—	8.79	2/3/15	—	—	—	—
	100,000	—		—	7.04	2/4/14	—	—	—	—
	24,000	—		—	4.96	4/22/13	—	—	—	—
	90,000	—		—	5.07	1/2/13	—	—	—	—
Stevan Schott	—	—		—	—	—	4,841	73,196	—	—
Leroy Ball	1,885	—		—	14.71	8/31/11	—	—	—	—
	546	—		—	17.74	8/31/11	—	—	—	—
Kees Majoor	—	1,918	(1)	—	15.91	3/4/20	4,514	68,252	3,268	49,412
	2,900	2,900	(2)	—	14.71	3/4/19	—	—	—	—
	5,300	—		—	17.74	2/28/18	—	—	—	—
	6,100	—		—	8.37	3/30/17	—	—	—	—
	9,200	—		—	7.92	3/27/16	—	—	—	—
	10,400	—		—	8.79	2/3/15	—	—	—	—
	75,000	—		—	7.04	2/4/14	—	—	—	—
Robert O’Brien	—	5,868	(1)	—	15.91	3/4/20	7,017	106,097	5,056	76,447
	2,900	2,900	(2)	—	14.71	3/4/19	—	—	—	—
	5,300	—		—	17.74	2/28/18	—	—	—	—
	6,100	—		—	8.37	3/30/17	—	—	—	—
	9,200	—		—	7.92	3/27/16	—	—	—	—
	5,200	—		—	8.79	2/3/15	—	—	—	—
	14,204	—		—	7.04	2/4/14	—	—	—	—
	19,723	—		—	5.07	1/2/13	—	—	—	—
	25,608	—		—	7.81	1/25/12	—	—	—	—
Richard Rose	—	4,427	(1)	—	15.91	3/4/20	6,917	104,585	2,004	30,300
	910	910	(3)	—	16.10	9/14/19	—	—	—	—

(1)	These securities vest in two equal installments on March 4, 2011 and March 4, 2012.

(2)	These securities vested on March 4, 2011.

(3)	These securities vest on September 14, 2011.

(4)	These shares or units vested on February 28, 2011 as follows: Mr. Stanik 5,167; Mr. Schott 666; and 966 each for Messrs. O’Brien and Majoor. The following shares vest for each on March 4, 2011, 2012 and 2013: Mr. Stanik 8,798; 8,798; and 3,464; Mr. Schott 1,658; 1,658; and 859; Mr. Majoor 1,572; 1,571; and 405; Mr. O’Brien 2,406, 2,405; and 1,240; and Mr. Rose 935; 935; and 935. On September 14, 2011 and 2012, the following shares vest for Mr. Rose 2,056 and 2,056.

(5)	These units vest subject to the satisfaction of performance goals at the end of a three-year performance period as follows for December 31, 2011 and 2012, respectively: Mr. Stanik 11,100 and 7,426; Mr. Majoor 2,400 and 868; Mr. O’Brien 2,400 and 2,656; and Mr. Rose 0 and 2,004.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to stock options exercised by and stock awards vested for named executive officers during 2010.

Option Exercises And Stock Vested

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

John Stanik	—	—	74,352	1,057,925
Stevan Schott	—	—	3,480	50,142
Leroy Ball	168,300	974,392	26,267	372,568
Kees Majoor	63,000	368,025	16,134	229,320
Robert O’Brien	—	—	16,134	229,320
Richard Rose	—	—	2,056	26,934

Pension Benefits

All persons, including named executive officers, who were salaried employees prior to July 1, 2005, and who are United States employees, are participants in the Calgon Carbon Corporation Retirement Plan for Salaried Employees (the “Pension Plan”), a defined benefit plan.

The Pension Plan provides for annual benefits following normal retirement at age sixty-five equal to 1.05% of the participant’s final average compensation (highest five consecutive years in the ten year period immediately preceding retirement or termination) multiplied by the participant’s credited service (up to thirty-five years); plus 0.50% of the excess, if any, of the participant’s final average compensation in excess of the participant’s covered compensation (as defined in IRS regulations) multiplied by the participant’s credited service (up to thirty-five years). In calculating Mr. O’Brien’s benefit under the Pension Plan, prior service with Merck & Co. is included in the calculation of the gross pension benefit. The pension benefit payable to Mr. O’Brien from the Pension Plan is his gross pension benefit under the Pension Plan including prior service with Merck & Co., less the benefit payable from the Merck & Co. pension plan.

For purposes of the Pension Plan, “compensation” includes base compensation, special awards, commissions, bonuses and incentive pay.

The Pension Plan provides for early retirement, provided that the participant has attained the age of fifty-five and has completed at least fifteen years of continuous participation under the Pension Plan. Early retirement benefits are the retirement income that would be applicable at normal retirement, reduced by 0.25% for each month benefits begin prior to the participant’s attainment of age sixty-two. Messrs. Stanik and O’Brien are the only named executive officers currently eligible for early retirement under the Pension Plan. Individuals who terminate employment prior to age fifty-five, but have fifteen years of continuous participation upon termination, are eligible to receive benefits under the Pension Plan as early as age fifty-five, but the benefit payable is actuarially reduced from age sixty-five. The normal form of payment under the plan is a straight life annuity although a lump sum option is available at any time that the plan is not underfunded.

Effective January 1, 2006, active participants in the Pension Plan were permitted a one-time opportunity to elect whether future retirement benefits would continue to be earned under the Pension Plan, in which case a participant would continue to also receive a matching contribution of 25% of the first 4% of base pay contributed by the participant under the Company’s Thrift/Savings Plan, a 401(k) defined contribution plan, or instead to elect to cease future accrual of benefits in the Pension Plan and to participate under the new retirement savings program of the Company’s Thrift/Savings Plan. Participants in the new retirement savings program receive a Company match of 100% on the first 2% of total pay contributed by the participant, plus a fixed quarterly Company contribution (2% of total pay) and an annual discretionary Company contribution (from 0% to 4% of total pay based on performance of the Company). Fixed quarterly contributions and discretionary annual contributions made by the Company vest to participants after two years of service. Effective January 1, 2007, all remaining Pension Plan participants were required to convert to the new retirement savings program for future accrual of retirement benefits (and no further benefits will accrue to them under the Pension Plan). Effective January 1, 2011, participants in the 401(k) plan receive a Company match of 50% on the first 2% of total pay contributed by the participant, plus a 3% fixed quarterly Company contribution (3% of total pay) and an annual discretionary Company contribution (from 0% to 4% of total pay based on the performance of the Company).

Mr. Majoor is not a United States based employee and thus instead participates in the Group Insurance Rules for the Benefit of Salaried Employees of Chemviron Carbon in Belgium (the “Belgium Plan”), a defined benefit plan. The Belgium Plan provides for an annual benefit following normal retirement at age sixty-five equal to 0.5% of the participant’s pensionable salary (the average of the highest five consecutive years out of the ten year period immediately preceding retirement or termination) up to the average social security pension ceiling for each year of credited service (up to a maximum of forty years), plus 1.50% of the excess, if any, of the participant’s pensionable salary in excess of the social security pension ceiling for each year of credited service (up to a maximum of forty years).

For purposes of the Belgium Plan, “salary” is 13.85 multiplied by the January 1 monthly base salary. Additionally, pursuant to an agreement with the Company, Mr. Majoor will receive credit for an additional eight years of service in the calculation of his annual benefit, assuming retirement at age sixty-five. If he leaves prior to age sixty-five, the eight additional years of service is multiplied by a ratio equal to actual service with Chemviron Carbon at early retirement/termination divided by an assumed service with Chemviron Carbon at age sixty-five.

The Belgium Plan provides for early retirement at age sixty. Benefits payable upon early retirement are actuarially reduced from age sixty-five. The normal form of payment under the plan is a straight life annuity although a lump sum option is available. Mr. Majoor is required to contribute into the Belgium Plan an amount equal to 1.25% of his annual salary up to the social security pension ceiling plus 4% of annual salary in excess of the social security pension ceiling.

The following table shows years of credited service and present value of accumulated benefit as of December 31, 2010 payable by the Company, and payments made by the Company during the last fiscal year for each named executive officer.

Pension Benefits

		Number of		Payments
		Years	Present Value of	During Last
		Credited	Accumulated	Fiscal Year
Name	Plan Name	Service (#)(1)	Benefit (US$)(2)	($)

John Stanik	Calgon Carbon Corporation Retirement Plan for Salaried Employees	15.50	$417,372	$0
Stevan Schott(3)	Not applicable	—	—	—
Leroy Ball	Calgon Carbon Corporation Retirement Plan for Salaried Employees	5.50	$36,969	$0
Kees Majoor	Group Insurance Rules for the Benefit of Salaried Employees of Chemviron Carbon in Belgium	15.96	$705,713	$0
Robert O’Brien	Calgon Carbon Corporation Retirement Plan for Salaried Employees	33.00	$866,854	$0
Richard Rose(3)	Not applicable	—	—	—

(1)	For Messrs. Stanik, Ball, and O’Brien, the credited service shown is the service used to calculate their frozen pension benefit. Each continues to earn service for vesting and eligibility purposes as long as they are employed by the Company. For Mr. Majoor, this represents the amount of service used to calculate his Belgium pension.

(2)	The calculation of present value of accumulated benefit assumes the following:

•	Retirement at age 62 for Messrs. Stanik and O’Brien and at age 65 for Messrs. Ball and Majoor

•	Discount rate of 5.4% (5.0% for Mr. Majoor, which is the Belgian based rate)

•	Post retirement annuities based on RP-2000 White Collar Mortality projected to 2015 (sex distinct) for Messrs. Stanik, Ball and O’Brien

•	Post retirement lump sums based on IRS Prescribed Mortality for Messrs. Stanik, Ball and O’Brien and the MR table for Mr. Majoor

•	Percent electing lump sum: 80% for Messrs. Stanik, Ball and O’Brien and 100% for Mr. Majoor

•	An exchange rate of 1 euro equal to 1.3358 U.S. dollar was applied to the amount shown for Mr. Majoor

(3)	Mr. Schott and Mr. Rose do not participate in the Calgon Carbon Corporation Retirement Plan for Salaried Employees because they were hired after July 1, 2005.

Potential Payments Upon Termination or Change In Control

For 2010, the named executive officers of the Company other than Mr. Schott had employment agreements with the Company. The agreements provided for a base salary, participation in bonus and other compensation programs as determined by the Company, indemnification against liabilities arising out of their service in certain capacities, and executive risk liability insurance coverage. The agreements generally provided for continued employment of the executives until termination by the Company with or without cause or voluntary termination by the named executive officer with or without good reason.

The tables below reflect the amount of compensation which would be paid to each of the named executive officers of the Company in the event of termination of such executive’s employment, with the exception of Leroy Ball, as he is no longer employed by the Company. The tables show the amount of compensation payable to each named executive officer upon termination by the Company for “cause” (as defined in the applicable employment agreement), voluntary termination by the executive without “good reason” (as defined in the applicable employment agreement, and generally including constructive termination), death, disability, retirement, involuntary termination by the Company without cause or voluntary termination by the executive for good reason, and termination following a change in control. The amounts shown assume that such termination was effective as of December 31, 2010 and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.

Employment Agreement Terms - Stanik, O’Brien, and Rose

The following paragraphs summarize the general terms of the employment agreements that were in place for Messrs. Stanik, O’Brien and Rose for 2010. Regardless of whether the termination of the named executive officer’s employment is by the Company for cause or without cause, by the named executive officer with or without good reason, or due to death or disability, the executive is generally entitled to receive amounts earned during the term of his employment, including (i) base salary, vacation and other cash entitlements accrued through the date of termination, to be paid to the executive in a lump sum of cash on the next regularly scheduled payroll date that is at least ten (10) days from the date of termination (to the extent theretofore unpaid); (ii) to the extent permitted by the applicable deferred compensation plan and any elections filed by the executive under such plan, the amount of any compensation previously deferred by the executive, paid in a lump sum of cash on the next regularly scheduled payroll date that is at least ten (10) days from the date of termination (to the extent theretofore unpaid); and (iii) amounts that are vested benefits or that the executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company at or subsequent to the date of termination, payable in accordance with such plan, policy, practice or program or contract or agreement. Collectively, these are referred to as “Accrued Obligations.”

In the case of a termination by the Company for cause, or a voluntary termination by the named executive officer without good reason, or death or disability of the executive, the executive (or his estate or beneficiaries in the case of death) would be entitled to no further compensation other than the Accrued Obligations.

The “Bonus Amount” is the current “target” amount of any cash bonus or short-term cash incentive plan in effect for the executive for the calendar year in which the termination of employment occurs.

In the case of an executive retiring, the executive would receive his Accrued Obligations. With respect to time-based restricted stock, and restricted performance stock units, the executive would be vested in a prorated number of unvested restricted shares or units held by the executive at the date of retirement.

For the named executive officers other than Messrs. Majoor and Schott, in the case of the termination of the employment of the executive by the Company without cause or the resignation by the executive with good reason, the executive will be entitled to (i) the Accrued Obligations and (ii) (A) the executive’s base salary, based upon the salary the executive earned at the time of his termination, payable for the Severance Period for said executive (where Messrs. O’Brien’s and Rose’s Severance Period is eighteen (18) months and Mr. Stanik’s Severance Period is twenty-four (24) months), and (B) for Messrs. O’Brien and Rose one and a half (1.5) times the Bonus Amount (defined below) and, for Mr. Stanik, two (2) times the Bonus Amount (defined below), all of which is payable in a lump sum upon the date, which is the first day following the six (6) month anniversary of the date of termination. In addition, the executive’s applicable health and welfare benefits will be continued for a period equal to the Severance Period or, if shorter, until the executive is reemployed and provided at least equivalent benefits by his next employer. The executive will not receive any additional stock or option grants. With respect to all equity plans of the Company, no further vesting will occur. The “Bonus Amount” is the current “target” amount of any cash bonus or short term cash incentive plan in effect for the year of termination.

Employment Agreement Terms of Termination - Majoor

Mr. Majoor’s employment agreement calls for notice prior to any termination of his employment without “serious reason” to be determined pursuant to a “Claeys formula” which is used by Belgian labor courts to determine severance compensation, if any, provided that the notice period may in no event be less than eighteen (18) months. Any stock options granted to Mr. Majoor pursuant to his employment agreement continue to be exercisable, provided that his termination is without cause. Additionally, provided that Mr. Majoor honors, and the Company does not waive, the non-compete provision of his employment contract, the Company shall pay him an indemnification amount equivalent to one-half of his gross remuneration for the last month of employment with the Company, multiplied by twenty-four (24) months.

Employment Agreement Terms of Termination - Schott

Mr. Schott was not a party to an employment agreement for 2010.

Additional Benefits Upon Termination

In addition to the benefits discussed above, each named executive officer has certain entitlements with respect to the various forms of equity awards that such executive may have earned over the course of his employment.

If the employment of the named executive officer (who may not be a Disabled Participant, as defined in the 2008 Equity Incentive Plan) is voluntarily terminated with the consent of the Company, any then outstanding incentive stock option held by such executive shall be exercisable by the executive (but only to the extent exercisable by the executive immediately prior to the termination of employment) at any time prior to the expiration date of such incentive stock option or within three months after the date of termination of employment, whichever is the shorter period.

If the employment of the executive (who may not be a Disabled Participant, as defined in the 2008 Equity Incentive Plan) is voluntarily terminated with the consent of the Company, any then outstanding nonstatutory stock option or stock appreciation right held by such executive shall be exercisable by the executive (but only to the extent exercisable by the executive immediately prior to the termination of employment) at any time prior to the expiration date of such nonstatutory stock option or stock appreciation right or within one year after the date of termination of employment, whichever is the shorter period.

If the executive is a Disabled Participant (as defined in the 2008 Equity Incentive Plan) and his employment is voluntarily terminated with the consent of the Company, or the executive retires at normal retirement age under any retirement plan of the Company, any then-outstanding stock option or stock appreciation right held by such executive shall be exercisable in full (whether or not so exercisable by the executive immediately prior to the termination of employment) by the executive at any time prior to the expiration date of such stock option or stock appreciation right or within one year after the date of termination of employment, whichever is the shorter period.

If an executive’s employment is terminated by reason of the executive’s death, the executive’s estate will be permitted to exercise any outstanding stock options or stock appreciation rights held by such executive (whether or not exercisable on the date of death) at any time prior to the expiration date of such stock option or stock appreciation right or within one year after the date of death, whichever is the shorter period.

Generally, if the employment or engagement of an executive terminates for any reason other than voluntary termination with the consent of the Company, retirement under any retirement plan of the Company or death, all outstanding stock options and stock appreciation rights held by the executive at the time of such termination of employment shall automatically terminate. Whether termination is a voluntary termination with the consent of the Company and whether retirement is at a normal age is determined as provided in the Company’s 2008 Equity Incentive Plan.

All restrictions on such executive’s time-based restricted stock will lapse and with respect to restricted performance stock units granted to executives in 2008, 2009 and 2010, if the performance conditions contained in the agreement granting such restricted performance stock units are met after such executive’s death, the executive’s estate would be entitled to receive a number of shares equal to the total share units granted under the agreement, multiplied by the number of full months such executive was employed from January 1 in the year of the grant until the death of the executive, divided by thirty-six.

In the case of disability of an executive in accordance with the definition contained in the executive’s employment agreement, in addition to the accrued obligations, the executive’s estate would be entitled to receive a number of shares related to restricted performance stock units using the same calculation as would be used in the case of the executive’s death. There would be no acceleration of vesting of stock options or time-based restricted stock in the case of disability.

Payments Upon Change of Control

If, after a Change of Control, as defined in the executive’s employment agreement, an executive’s employment is terminated by the Company (other than termination by the Company for cause or by reason of death or disability and subject to certain time limitations) or the executive terminates his employment in certain circumstances which constitute good reason (as defined in the employment agreements and subject to certain time limitations) the executive will be entitled to the following benefits. In lieu of the normal severance benefits described above, the executive will be entitled to a lump sum equal to: (i) two (2) years (three (3) years for the Chief Executive Officer) of the executive’s base salary; plus (ii) two (2) times (three (3) times for the Chief Executive Officer) the Bonus Amount as defined above (except in Mr. Majoor’s case he will receive two (2) times the greater of (x) the Bonus Amount or (y) the average of the last three cash bonuses paid to him); and (iii) (except for Mr. Majoor) the matching contributions that would have been credited to the executive under the Company’s 401(k) plan for the two (2) years (three (3) years for the Chief Executive Officer) following the effective date of termination of the executive’s employment. Only Mr. Majoor is entitled to a benefit if he terminates his employment other than for “good reason” during a period of ninety (90) days after the first anniversary of the Change of Control. In such event the amounts as set forth above would instead be (x) eighteen (18) months (not two (2) years) of his base salary, and (y) one and a half (1.5) times (not two (2) times) of his calculated bonus.

After a Change of Control, the executive will also be entitled to exercise all stock options and stock appreciation rights and be fully vested in all restricted stock, stock units, and similar stock-based or incentive awards previously granted to the executive regardless of any deferred vesting or deferred exercise provisions of such arrangements.

Additional Termination Payments

In Mr. Majoor’s case only, the Company will pay an additional amount sufficient on an after-tax basis to cover any excise taxes, interest and penalties imposed on severance payments by Section 4999 of the Code plus a gross-up payment to reimburse the executive for the tax imposed on the additional payment and, the “gross-up” will also apply to any Belgian excise tax imposed.

Material Conditions to Receipt of Payments or Benefits

In order to receive the benefits described above, the named executive officers agree in the employment agreements to be bound by standard provisions concerning use of confidential information and non-compete provisions after termination of employment. In particular, the executive agrees that he will not compete with the Company during the period in which he is receiving severance or for a period of two (2) years after the termination of employment, whichever is longer. The named executive officers further agree that all confidential information, as specified in such officers’ respective employment agreements, shall be kept secret and shall not be disclosed or made available to anyone outside of the Company at any time, either during his employment with the Company, or subsequent to termination thereof for any reason.

On February 14, 2011, Mr. Schott became a party to an identical employment agreement to the agreements with all the other non-CEO executives (except Mr. Majoor), as described above.

John Stanik

The following table shows the potential payments upon termination of employment prior to and after a Change of Control of the Company for John Stanik.

						Involuntary	Involuntary Not
						Not For	for Cause or
						Cause or	Employee for
						Employee	Good Reason
						for Good	Termination
Executive Benefit and	For Cause	Voluntary				Reason	(After Change of
Payments Upon Separation	Termination	Termination	Death	Disability	Retirement	Termination	Control)

Severance and Short-Term Compensation:
Cash Severance and Short-Term Cash Incentive Compensation	—	—	—	—	—	$1,803,530	$2,705,295
Long Term Incentive Compensation:
Stock Options (Unvested)(1)	—	—	$5,453	$5,453	$5,453	—	$5,453
Time-Based Restricted Stock(2)	—	—	$396,557	—	$164,869	—	$396,557
Performance-Based Restricted Stock Units(2)	—	—	$81,565	$81,565	$81,565	—	$560,226
Other Benefits
Savings Plan Enhancement(3)	—	—	—	—	—	—	$45,325
Pension Plan(4)	$525,105	$525,105	$244,803	$521,627	$525,105	$525,105	$525,105
Health and Welfare Benefits	—	—	—	—	—	$22,901	$34,351
Life Insurance(5)	—	—	$530,450	—	—	$2,421	$3,632

Total	$525,105	$525,105	$1,258,828	$608,645	$776,992	$2,353,957	$4,275,944

(1)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2010 over the exercise price of all unvested options, the vesting of which accelerates in connection with the specified event.

(2)	Reflects the fair market value as of December 31, 2010 of the shares underlying restricted stock units, the vesting of which accelerates in connection with the specified event.

(3)	The value shown for the Savings Plan Enhancement equals continuation of the 2% company match, 2% automatic and 2% performance-based contributions for either 24 or 36 months depending on type of termination after change in control. The 2% performance-based contribution is based on the average of the performance-based contributions paid for 2008, 2009 and 2010. All Savings Plan Enhancement calculations are based on earnings up to the 2010 IRS Code Section 401(a)(17) pay limit of $245,000.

(4)	The present value calculated for the Pension Plan was determined using the following assumptions:

•	Estimated lump sums based on required mortality specified in Revenue Ruling 2008-85 for 2010 distributions and segment rates of 3.13%, 5.07%, and 5.50%.

•	Immediate lump sum payment was assumed. The appropriate early retirement reductions were applied in the calculation of the estimated lump sum payment.

•	The monthly accrued benefit as of December 31, 2010 is the amount payable at age 65 as a single life annuity.

•	For the disability scenario, it is assumed that Mr. Stanik will continue on employer sponsored long term disability coverage until age 65 and then retire at age 65.

•	Mr. Stanik is assumed to be married with a spouse of the same age.

•	Death benefits are assumed paid to his surviving spouse and reflect the adjustment for the 50% joint-and-survivor form of payment and the fact that the surviving spouse will receive 50%. In addition, the death benefit is assumed to be payable at the earliest retirement age of the participant.

(5)	In the case of “death” consists of life insurance proceeds and in all other cases consists of additional premiums paid after termination of employment.

Stevan Schott

The following table shows the potential payments upon termination of employment prior to and after a Change of Control of the Company for Stevan Schott.

						Involuntary	Involuntary Not
						Not For	for Cause or
						Cause or	Employee for
						Employee	Good Reason
						for Good	Termination
Executive Benefit and	For Cause	Voluntary				Reason	(After Change of
Payments Upon Separation	Termination	Termination	Death	Disability	Retirement	Termination	Control)

Severance and Short-Term Compensation:
Cash Severance and Short-Term Cash Incentive Compensation	—	—	—	—	—	—	—
Long Term Incentive Compensation:
Stock Options (Unvested)	—	—	—	—	—	—	—
Time-Based Restricted Stock(1)	—	—	$73,206	—	$27,206	—	$73,206
Performance-Based Restricted Stock Units(1)	—	—	—	—	—	—	—
Other Benefits
Savings Plan Enhancement(2)	—	—	—	—	—	—	$30,217
Pension Plan	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Health and Welfare Benefits	—	—	—	—	—	—	—
Life Insurance(3)	—	—	$220,000	—	—	—	—

Total	$0	$0	$293,206	$0	$27,206	$0	$103,423

(1)	Reflects the fair market value as of December 31, 2010 of the shares underlying restricted stock units, the vesting of which accelerates in connection with the specified event.

(2)	The value shown for the Savings Plan Enhancement equals continuation of the 2% company match, 2% automatic and 2% performance-based contributions for either 18 or 24 months depending on type of termination after change in control. The 2% performance-based contribution is based on the average of the performance-based contributions paid for 2008, 2009 and 2010. All Savings Plan Enhancement calculations are based on earnings up to the 2010 IRS Code Section 401(a)(17) pay limit of $245,000.

(3)	In the case of “death” consists of life insurance proceeds and in all other cases consists of additional premiums paid after termination of employment.

Kees Majoor

The following table shows the potential payments upon termination of employment prior to and after a Change of Control of the Company for Kees Majoor.

							Voluntary
						Involuntary	Termination	Involuntary Not
						Not For	During Open	for Cause or
						Cause or	Window Period	Employee for
						Employee	upon One Year	Good Reason
						for Good	Anniversary	Termination
Executive Benefit and	For Cause	Voluntary				Reason	Following a	(After Change of
Payments Upon Separation	Termination	Termination	Death	Disability	Retirement	Termination	Change of Control	Control)

Severance and Short-Term Compensation:
Cash Severance and Short-Term Cash Incentive Compensation(1)	—	—	—	—	—	$2,056,522	$900,378	$1,200,504
Long Term Incentive Compensation:
Stock Options (Unvested)(2)	—	—	$1,189	$1,189	$1,189	—	$1,189	$1,189
Time-Based Restricted Stock(3)	—	—	$68,267	—	$30,003	—	$68,267	$68,267
Performance-Based Restricted Stock Units(3)	—	—	$15,565	$15,565	$15,565	—	$98,824	$98,824
Other Benefits
Savings Plan Enhancement	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Pension Plan(4)	$677,738	$677,738	$1,005,661	$677,738	$677,738	$677,738	$677,738	$677,738
Health and Welfare Benefits	—	—	—	—	—	—	—	—
Life Insurance(1)(5)	—	—	$386,893	—	—	—	—	—

Total	$677,738	$677,738	$1,477,575	$694,492	$724,495	$2,734,260	$1,746,396	$2,046,522

(1)	The amounts shown are converted from Euros to U.S. Dollars at an average annual conversion ratio of 1.327. The amount shown for “Involuntary Not For Cause or Employee for Good Reason Termination” is inclusive of an approximately 35% social security tax on the termination payment.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2010 over the exercise price of all unvested options, the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2010 of the shares underlying restricted stock units, the vesting of which accelerates in connection with the specified event.

(4)	The amounts shown are in United States dollars and were calculated based on an exchange rate at December 31, 2010 of one Euro for each US $1.3358. In the case of death, Mr. Majoor’s spouse receives 60% of his projected age 65 benefit payable immediately as a single lump sum. Death benefits are financed through an insurance company in Belgium. As a result, the lump sum shown is based on an interest rate of 3.25% and FR mortality. The combination of a larger benefit and a lower interest rate results in a substantially larger lump sum for the spouse. Upon death, orphan’s benefits may also be payable. No value has been included for an orphan’s pension.

(5)	In all cases other than death, Mr. Majoor is assumed to retire immediately and take a lump sum based on interest rate of 5% and MR mortality.

Robert O’Brien

The following table shows the potential payments upon termination of employment prior to and after Change of Control of the Company for Robert O’Brien.

						Involuntary	Involuntary Not
						Not For	for Cause or
						Cause or	Employee for
						Employee	Good Reason
						for Good	Termination
Executive Benefit and	For Cause	Voluntary				Reason	(After Change of
Payments Upon Separation	Termination	Termination	Death	Disability	Retirement	Termination	Control)

Severance and Short-Term Compensation:
Cash Severance and Short-Term Cash Incentive Compensation	—	—	—	—	—	$574,557	$766,076
Long Term Incentive Compensation:
Stock Options (Unvested)(1)	—	—	$1,189	$1,189	$1,189	—	$1,189
Time-Based Restricted Stock(2)	—	—	$106,102	—	$39,456	—	$106,102
Performance-Based Restricted Stock Units(2)	—	—	$20,584	$20,584	$20,584	—	$152,893
Other Benefits
Savings Plan Enhancement(3)	—	—	—	—	—	—	$30,217
Pension Plan(4)	$976,776	$976,776	$451,271	$929,314	$976,776	$976,776	$976,776
Health and Welfare Benefits	—	—	—	—	—	$14,993	$19,990
Life Insurance(5)	—	—	$264,164	—	—	$906	$1,208

Total	$976,776	$976,776	$843,310	$951,087	$1,038,005	$1,567,232	$2,054,451

(1)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2010 over the exercise price of all unvested options, the vesting of which accelerates in connection with the specified event.

(2)	Reflects the fair market value as of December 31, 2010 of the shares underlying restricted stock units, the vesting of which accelerates in connection with the specified event.

(3)	The value shown for the Savings Plan Enhancement equals continuation of the 2% company match, 2% automatic and 2% performance-based contributions for either 18 or 24 months depending on type of termination after change in control. The 2% performance-based contribution is based on the average of the performance-based contributions paid for 2008, 2009 and 2010. All Savings Plan Enhancement calculations are based on earnings up to the 2010 IRS Code Section 401(a)(17) pay limit of $245,000.

(4)	The present value calculated for the Pension Plan was determined using the following assumptions:

•	Estimated lump sums based on required mortality specified in Revenue Ruling 2008-85 for 2010 distributions and segment rates of 3.13%, 5.07%, and 5.50%.

•	Immediate lump sum payment was assumed. The appropriate early retirement reductions were applied in the calculation of the estimated lump sum payment.

•	The monthly accrued benefit as of December 31, 2010 is the amount payable at age 65 as a single life annuity.

•	For the disability scenario, it is assumed that Mr. O’Brien will continue on employer sponsored long term disability coverage until age 65 and then retire at age 65.

•	Mr. O’Brien is assumed to be married with a spouse of the same age.

•	Death benefits are assumed paid to his surviving spouse and reflect the adjustment for the 50% joint-and-survivor form of payment and the fact that the surviving spouse will receive 50%. In addition, the death benefit is assumed to be payable at the earliest retirement age of the participant.

(5)	In the case of “death” consists of life insurance proceeds and in all other cases consists of additional premiums paid after termination of employment.

Richard Rose

The following table shows the potential payments upon termination of employment prior to and after Change of Control of the Company for Richard Rose.

						Involuntary	Involuntary Not
						Not For	for Cause or
						Cause or	Employee for
						Employee	Good Reason
						for Good	Termination
Executive Benefit and	For Cause	Voluntary				Reason	(After Change of
Payments Upon Separation	Termination	Termination	Death	Disability	Retirement	Termination	Control)

Severance and Short-Term Compensation:
Cash Severance and Short-Term Cash Incentive Compensation	—	—	—	—	—	$519,120	$692,160
Long Term Incentive Compensation:
Stock Options (Unvested)	—	—	—	—	—	—	—
Time-Based Restricted Stock(1)	—	—	$104,575	—	$33,914	—	$104,575
Performance-Based Restricted Stock Units(1)	—	—	$5,625	$5,625	$5,625	—	$60,601
Other Benefits
Savings Plan Enhancement(2)	—	—	—	—	—	—	$30,217
Pension Plan	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Health and Welfare Benefits	—	—	—	—	—	$17,175	$22,901
Life Insurance(3)	—	—	$247,200	—	—	$848	$1,131

Total	$0	$0	$357,400	$5,625	$39,539	$537,143	$911,585

(1)	Reflects the fair market value as of December 31, 2010 of the shares underlying restricted stock units, the vesting of which accelerates in connection with the specified event.

(2)	The value shown for the Savings Plan Enhancement equals continuation of the 2% company match, 2% automatic and 2% performance-based contributions for either 18 or 24 months depending on type of termination after change in control. The 2% performance-based contribution is based on the average of the performance-based contributions paid for 2008, 2009 and 2010. All Savings Plan Enhancement calculations are based on earnings up to the 2010 IRS Code Section 401(a)(17) pay limit of $245,000.

(3)	In the case of “death” consists of life insurance proceeds and in all other cases consists of additional premiums paid after termination of employment.

Compensation of Directors

Governance Committee Oversight. The Board has assigned the oversight of Director compensation to the Governance Committee, which is comprised of four independent Directors. The Governance Committee from time to time reviews and makes decisions regarding the compensation program for the independent Directors of the Company. The Governance Committee’s function is to review and make recommendations to the Board as a whole concerning the compensation to be paid to Directors. In performing its functions, the Governance Committee may consult with the Compensation Committee with regard to issues of common interest. The Governance Committee has also used the independent compensation consultant which is used by the Compensation Committee in order to examine director compensation.

Board and Committee Fees. In 2010, each non-employee Director received a restricted stock grant with a grant date value of $50,000 and retainer fees, as detailed below, for services as a member of the Board and any committee of the Board. Directors who are full-time employees of the Company or a subsidiary receive no additional compensation for services as a member of the Board or any committee of the Board. Directors who are not employees of the Company receive an annual retainer of $50,000 for Board service. The retainer fees are payable in cash or Common Stock of the Company as described below. The Lead Director receives an additional retainer of $25,000. The Chairperson of the Executive and Governance Committees each receives a retainer of $5,000, the Chairperson of the Compensation Committee receives a retainer of $10,000 and the Chairperson of the Audit Committee receives a retainer of $15,000. The members of the Audit Committee each receive an additional retainer of $7,500. No meeting fees are paid to Directors. In February 2010, the members of the Governance Committee and the Board agreed to increase the additional retainer for the Compensation Committee chair from $5,000 to $10,000 effective with the 2010 annual meeting. This increase was a reflection of the increased regulatory and other burdens placed upon the Compensation Committee.

2008 Equity Incentive Plan. In 2010, instead of the grants previously made under the 1999 Phantom Stock Plan and the 1993 Non-Employee Directors’ Stock Option Plan discussed below, the Board made a grant of restricted stock to non-employee Directors with a grant date value of $50,000, following the Annual Meeting. Such shares will vest in equal annual increments over a three year period.

1999 Phantom Stock Plan. Prior to 2008, the 1999 Phantom Stock Plan provided each non-employee Director with phantom stock. No actual stock of the Company is issued under this plan. Instead, each Director was credited on the day following the Annual Meeting of Stockholders, in an account maintained for the purpose, with the fair market value of shares of the Company’s Common Stock equal to the cash amount of the award. Directors are also credited with the fair market value of shares equal to the amount of the cash dividends which would have been paid if the phantom stock were actual Common Stock. As the actual fair market value of the Company’s Common Stock changes, the credited value of the Director’s phantom stock will change accordingly. When the Director leaves the Board for any reason, including death or disability, the Director will be entitled to be paid, in cash, the entire amount then credited in the account. Since the adoption of the 2008 Equity Incentive Plan, no awards have been granted under the 1999 Phantom Stock Plan.

1997 Directors’ Fee Plan. The 1997 Directors’ Fee Plan provides Directors with payment alternatives for retainer fees payable as a member of the Board or as the Chairman of any committee. Pursuant to the plan, Directors are permitted to receive their retainer fees that are otherwise intended to be paid in cash in a current payment of cash or in a current payment of shares of Common Stock of the Company based upon the fair market value of the Common Stock upon the date of payment of the fee, or to defer payment of the retainer fees for subsequent payment of shares of Common Stock pursuant to a stock deferral election. Payment of Common Stock placed in a deferred stock account will be made in the calendar year following the calendar year during which a Director ceases to be a Director of the Company, including by reason of death or disability.

1993 Non-Employee Directors’ Stock Option Plan. Prior to 2008, the 1993 Non-Employee Directors’ Stock Option Plan, as amended, provided for an annual grant of option shares on the day following the Annual Meeting of Stockholders. All options under such plan are vested. Since the adoption of the 2008 Equity Incentive Plan, no awards have been granted under the 1993 Non-Employee Directors’ Stock Option Plan.

The following table sets forth information with respect to Director compensation during 2010.

Director Compensation

					Change in
	Fees				Pension Value
	Earned				and
	or				Nonqualified
	Paid in	Stock	Option	Non-Equity	Deferred
	Cash	Awards	Awards	Incentive Plan	Compensation	All Other
	($)	($)	($)	Compensation	Earnings	Compensation	Total
Name	(1)	(2)(4)	(3)(4)	($)	($)	($)	($)

J. Rich Alexander	57,500	50,000	—	—	—	—	107,500
Robert Cruickshank	55,000	50,000	—	—	—	—	105,000
Randall Dearth	57,500	50,000	—	—	—	—	107,500
William Lyons	57,500	50,000	—	—	—	—	107,500
William Newlin	50,000	50,000	—	—	—	—	100,000
Julie Roberts	65,000	50,000	—	—	—	—	115,000
Timothy Rupert	60,000	50,000	—	—	—	—	110,000
Seth Schofield	80,000	50,000	—	—	—	—	130,000

(1)	Includes the retainer amount of $50,000 and additional retainers paid to the Lead Director, Audit Committee Members and Committee Chairpersons.

(2)	As of December 31, 2010, the aggregate phantom stock units held by each non-employee Director was: Mr. Cruickshank 10,741; Mr. Dearth 764; Mr. Newlin 3,897; Ms. Roberts 9,048; Mr. Rupert 3,897; and Mr. Schofield 10,669. The following represents the aggregate restricted stock held by each Director as of December 31, 2010: Mr. Alexander 4,773; Mr. Cruickshank 5,723; Mr. Dearth 5,723; Mr. Lyons 5,389; Mr. Newlin 5,723; Ms. Roberts 5,723; Mr. Rupert 5,723; and Mr. Schofield 5,723.

(3)	As of December 31, 2010, the aggregate stock options held by each Director was: Mr. Dearth 2,000; Mr. Newlin 16,051; Ms. Roberts 48,920; and Mr. Rupert 16,051.

(4)	Refer to Note 10 to the Company’s Consolidated Financial Statements of its 2010 Form 10-K for the related assumptions pertaining to the Company’s calculation in accordance with Accounting Standards Codification (ASC) 718.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The charter of the Audit Committee was adopted by the Board effective February 6, 2003 (as amended through February 25, 2010) and is reviewed annually by the Audit Committee. The Audit Committee’s mission is to be the principal means by which the Board oversees management’s preparation and public disclosure of financial information about the Company. The objective is to make available to the public financial statements and other financial information that is of high quality, accurate, complete, timely, fairly presented, and complying with all applicable laws and accounting standards.

In overseeing the audit process for the year 2010, the Audit Committee obtained from Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the written disclosures and their letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm communications with the Audit Committee concerning independence and describing all relationships between the independent registered public accounting firm and the Company that might, in their opinion, bear on their independence. In that letter Deloitte & Touche LLP stated that in their judgment they are, in fact, independent. The Audit Committee discussed with the independent registered public accounting firm the contents of that letter and concurred in the judgment of independence.

The Audit Committee reviewed with the independent registered public accounting firm their audit plan, audit scope and identification of audit risks. Subsequently, the Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2010, first with both management and the independent auditors, and then with the auditors alone. These reviews included discussion with the outside auditors of matters required to be discussed pursuant to PCAOB AU 380, Communication With Audit Committees, and SEC Rule 2-07 of Regulation S-X, including the adoption of, or changes to, the Company’s significant internal auditing and accounting principles and procedures as suggested by the independent registered public accounting firm, internal audit and management and any management letters provided by the independent registered public accounting firm and the response to those letters. This discussion covered the quality, not just the acceptability, of the Company’s financial reporting practices and the completeness and clarity of the related financial disclosures. The Audit Committee also received and discussed, with and without management present, all communications from Deloitte & Touche LLP required by generally accepted auditing standards, including those described in the standards of the Public Company Accounting Oversight Board.

The Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission, and be included in the Company’s annual report to stockholders for the year ended December 31, 2010.

In periodic meetings with the Company’s financial management and the independent registered public accounting firm, the Audit Committee discussed and approved quarterly interim financial information prior to its release to the public. The Audit Committee also performed the other functions required of it by its charter.

Management is responsible for the Company’s financial reporting process including its systems of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not our duty or our responsibility to plan or conduct audits or manage the system of internal controls of the Company. Therefore, we have relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the opinions of the independent registered public accounting firm included in its report on the Company’s financial statements.

JULIE S. ROBERTS, CHAIRPERSON
J. RICH ALEXANDER
RANDALL S. DEARTH
WILLIAM J. LYONS

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 2)

The Audit Committee has appointed Deloitte & Touche LLP as its independent registered public accounting firm to audit the financial statements of the Company and its subsidiaries for 2011. Deloitte & Touche LLP audited the financial statements of the Company and its subsidiaries in 2010.

The Board recommends a vote for the ratification of the appointment of Deloitte & Touche LLP and unless otherwise directed therein, the proxies solicited by the Board will be voted “FOR” the ratification of the appointment of Deloitte & Touche LLP. In the event the stockholders fail to ratify the appointment, the Audit Committee will consider such vote in its decision to appoint an independent registered public accounting firm for 2012.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

Certain Fees

The following is a summary of fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively “Deloitte”) for professional services rendered for the fiscal years ended December 31, 2010 and December 31, 2009.

	Fiscal Year Ended	Fiscal Year Ended
	December 31, 2010	December 31, 2009

Audit Fees	$989,734	$964,386
Audit-Related Fees	53,384	14,000
Tax Fees	—	—
All Other Fees	—	—

Total	$1,043,118	$978,386

Audit Fees

Consist of fees related to professional services rendered for the integrated audit of the Company’s consolidated financial statements, reviews of the interim consolidated financial statements included in quarterly reports, comfort letters and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Consist of fees billed for due diligence related to certain transactions in 2010.

Tax Fees

Consist of fees billed for professional services for tax advice and tax planning.

All Other Fees

Deloitte did not perform any services for the Company during the fiscal years ended December 31, 2010 or December 31, 2009 other than the services described under “Audit Fees” and “Audit-Related Fees.”

Policy for Approval of Audit and Non-Audit Fees

In accordance with the Sarbanes-Oxley Act, the Audit Committee pre-approved all (100%) of the audit and non-audit related consulting services provided by the Company’s independent registered public accounting firm. During 2010, the Audit Committee pre-approved the types of non-audit services which Deloitte was to perform during the balance of the year and the anticipated range of fees for each of these categories. In order to deal with the pre-approval process in the most efficient manner, the Audit Committee will employ pre-approval policies in 2011 that comply with applicable Securities and Exchange Commission regulations. The Audit Committee may delegate the pre-approval to one of its members, provided that if such delegation is made, the full Audit Committee at the next regularly scheduled meeting shall be presented with any pre-approval decision made by that member. The Chairperson of the Audit Committee has been delegated the authority to pre-approve work on behalf of the entire committee. A summary of all non-audit related spending is provided to the Audit Committee on a quarterly basis.

The Audit Committee believes that the provision of the above services by Deloitte is compatible with maintaining Deloitte’s independence.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (Proposal 3)

The following proposal gives our stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as disclosed under the “Executive and Director Compensation” section of this Proxy Statement. We are providing this vote as required by Section 14A of the Securities Exchange Act of 1934, as amended. Accordingly, for the reasons discussed in the “Compensation Discussion & Analysis” section of this Proxy Statement, we are asking our stockholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the compensation paid to the named executive officers of Calgon Carbon Corporation (“CCC”), as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in CCC’s Proxy Statement for the 2011 Annual Meeting of Stockholders under the heading entitled ‘Executive and Director Compensation’, is hereby approved.”

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board of Directors or the Compensation Committee.

The Board of Directors recommends the approval of this proposal. It believes the Company’s compensation programs are centered on a pay for performance culture and are strongly aligned with the long-term interests of stockholders. The Company’s goal for its executive compensation program is to reward executives who provide leadership for and contribute to the Company’s financial success.

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION (Proposal 4)

The following proposal gives our stockholders the opportunity to vote, on an advisory basis, on the frequency with which we include in our Proxy Statement an advisory vote, similar to Proposal 3 above, to approve or not approve the compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they prefer that we seek such an advisory vote every one, two, or three years. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are required to hold at least once every six years an advisory stockholder vote to determine the frequency of the advisory stockholder vote on executive compensation.

After careful consideration of this proposal, our Board of Directors determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for CCC and therefore recommends a vote for an annual basis. In reaching its recommendation, our Board considered that an annual advisory vote allows the most frequent input from our stockholders.

You may cast your vote on your preferred voting frequency by selecting the option of holding an advisory vote on executive compensation “EVERY YEAR,” as recommended by the Board of Directors, “EVERY TWO YEARS” or “EVERY THREE YEARS,” or you may “ABSTAIN.” Your vote is not intended to approve or disapprove the recommendation of the Board of Directors. Rather, we will consider the stockholders to have expressed a preference for the option that receives the most votes. While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board of Directors or the Compensation Committee. Our Board and Compensation Committee value the opinions of all of our stockholders and will consider the outcome of this vote when making future decisions on the frequency with which we will hold an advisory vote on executive compensation.

CORPORATE GOVERNANCE

Access to Directors

The stockholders of the Company and other interested parties may communicate directly in writing to the Board by sending such communication to the Board or a particular Director in care of Richard D. Rose, Senior Vice President, General Counsel and Secretary, at the Company’s principal office. At present, such communications will be directly forwarded to the Board or such particular Director, as applicable. The presiding independent Director for executive sessions of non-management Directors is Seth Schofield. The stockholders of the Company may communicate in writing with Mr. Schofield in the manner described above.

Determination of Independence and Related Party Policy

The Board has determined that all of the Directors except Mr. Stanik are independent, after reviewing the facts applicable to each such Director and acknowledging the independence standards contained in the New York Stock Exchange listing requirement.

The Company has a policy with respect to related party transactions. In general, if a senior officer or Director of the Company, or a member of their immediate family, is involved in a “related party transaction,” the senior officer or Director must report that transaction to the general counsel. The general counsel will then analyze the transaction and determine whether it needs to be brought before the Governance Committee of the Board for approval. A related party transaction is a transaction that would require disclosure either under the rules of the Securities Exchange Commission or the New York Stock Exchange rules of director independence. The statement of policy for related party transactions also provides certain instances in which a related party transaction may be approved by the Governance Committee. The policy requires that any related party transaction be disclosed in the Company’s applicable securities filings, including the Proxy Statement.

Transactions with Related Persons

From time to time, the Company has entered into, and may in the future, enter into transactions in the ordinary course of business that fall within the definition of related party transactions.

In 2010, an affiliate of LANXESS Corporation (where Mr. Dearth serves as President and Chief Executive Officer) made sales to the Company in an aggregate amount of $315,070 and the Company made sales to LANXESS Corporation and its affiliates in an aggregate amount of $176,653.

Also in 2010, the Company made sales in an aggregate amount of $1,010,884 to PPG Industries, Inc. (where Mr. Alexander serves as Executive Vice President Performance Coatings and Glass) and its affiliates.

Also in 2010, the Company engaged the law firm of Buchanan Ingersoll & Rooney PC, where Mr. Newlin’s son-in-law is a partner. The Company paid the firm fees in an aggregate amount of $490,275 in 2010. The Company also engaged the law firm of Wiley Rein LLP, where Ms. Roberts’ husband is a partner. The Company paid the firm fees in aggregate amount of $315,642 in 2010.

Also in 2010, a subsidiary of Koppers Holdings Inc. (where Leroy M. Ball, the Company’s former Senior Vice President and Chief Financial Officer, serves as Vice President and Chief Financial Officer) made sales to the Company in an aggregate amount of $1,675,313.

Attendance of Meetings by Directors

The Corporate Governance Guidelines of the Company state that all Directors are expected to attend each Annual Meeting of Stockholders, as well as Board and applicable committee meetings, except in unavoidable circumstances. All Directors attended the 2010 Annual Meeting of Stockholders.

Corporate Governance Documents

A copy of the current charters of the committees of the Board, the Code of Business Conduct and Ethics (which applies to Directors, officers and employees of the Company), the Supplement to the Code of Business Conduct and

Ethics (which applies to the chief executive and chief financial officers of the Company), the Director Orientation and Continuing Education Policy and the Corporate Governance Guidelines are available to stockholders at the Company’s website www.calgoncarbon.com, and are also available in print to any stockholder who requests a copy by contacting Richard D. Rose, Senior Vice President, General Counsel and Secretary, at the Company’s principal office. The Company intends to disclose any amendment to, or waiver from, a provision of the Company’s Code of Business Conduct and Ethics or Supplement to the Code of Business Conduct and Ethics on the Company’s website within four business days following the date of the amendment or waiver.

Compensation Committee Interlocks and Insider Participation

In 2010, our Compensation Committee consisted of Messrs. Rupert (Chairman), Cruickshank, Dearth and Schofield. None of the current members of the Committee has ever been an officer or employee of ours or any of our subsidiaries. None of our executive officers serve or have served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Mr. Dearth is the President and Chief Executive Officer of LANXESS Corporation, a chemicals manufacturer. In 2010, an affiliate of LANXESS Corporation (where Mr. Dearth serves as President and Chief Executive Officer) made sales to the Company in an aggregate amount of $315,070 and the Company made sales to LANXESS Corporation and its affiliates in an aggregate amount of $176,653.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and Directors, and persons who own more than ten-percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Officers, Directors and greater than ten- percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, we believe that all filing requirements applicable to our officers and Directors and ten-percent beneficial owners were complied with during 2010, except as follows: (i) a Form 4 with respect to the acquisition of shares of stock in one transaction executed in multiple trades in November 2010 was filed late for Mr. Newlin; and (ii) a Form 4 with respect to the exercise of stock options in two transactions and the sale of stock in three transactions in August 2010 was filed late for Mr. Ball.

Rescission of Retirement Policy

In October 2010, the Board rescinded its policy which disqualified a Director from standing for election to the Board if he or she was age 72 at the time of nomination. Upon review of this policy, the Directors concluded that a mandatory retirement age is not appropriate. Directors who have served on the Board for an extended period of time are able to provide valuable insight into the operations and future of the Company based on their experience with, and understanding of, the Company’s business, history, policies and objectives. The Directors believe that as an alternative to a mandatory retirement age, it can ensure that the Board continues to evolve and adopt new viewpoints through the director evaluation and nomination process described in the Company’s Corporate Governance Guidelines, which are available on the Company’s website, www.calgoncarbon.com. The Chairman of the Board and the Governance Committee monitor the performance of Directors and will take steps, as necessary, regarding continuing director tenure.

VOTE REQUIRED

The three nominees for election as Directors in the Class of 2014 at the Annual Meeting who receive the greatest number of votes cast for the election of Directors by the holders of the Company’s Common Stock, present in person or represented by proxy at the meeting and entitled to vote at that meeting, a quorum being present, shall become Directors at the conclusion of the tabulation of votes. Broker non-votes are counted in determining whether a quorum is present for the Annual Meeting.

The proposal to ratify the independent registered public accounting firm will be adopted if a majority of the shares present in person or by proxy vote for the proposal. Since the total shares voted “for,” “against,” or “abstain” are counted to determine the minimum votes required for approval, if a stockholder abstains from voting, it has the same legal effect as voting against the matter. If a broker limits the number of shares voted on the proposal on its proxy card or indicates that the shares represented by the proxy card are not being voted on the proposal, it is considered a broker non-vote. Broker non-votes are counted for purposes of determining a quorum but are not counted as a vote or used to determine the favorable votes required to approve the proposal.

The advisory vote regarding the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under the Securities Act and the Exchange Act will be approved if the votes cast in its favor exceed votes cast against it. Since the total shares voted “for,” “against,” or “abstain” are counted to determine the minimum votes required for approval, if a stockholder abstains from voting, it has the same legal effect as voting against the matter. If a broker limits the number of shares voted on the proposal on its proxy card or indicates that the shares represented by the proxy card are not being voted on the proposal, it is considered a broker non-vote. Broker non-votes are counted for purposes of determining a quorum but are not counted as a vote or used to determine the favorable votes required to approve the proposal.

The advisory vote regarding the frequency of the stockholder vote to approve the compensation of the named executive officers as disclosed in this Proxy Statement as required by Section 14A(a)(2) of the Exchange Act will be determined by a plurality of the votes cast. Broker non-votes are counted in determining whether a quorum is present for the Annual Meeting but are not counted as a vote or used to determine the favorable votes required to approve the proposal.

If a stockholder holds shares beneficially in street name and does not provide the stockholder’s broker with voting instructions, such shares may be treated as “broker non-votes.” Generally, broker non-votes occur when a broker is not permitted to vote on a particular matter without instructions from the beneficial owner and instructions have not been given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as the election of Directors and executive compensation matters, although they may vote their clients’ shares on “routine” proposals such as the ratification of the independent registered public accounting firm. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

OTHER BUSINESS

The Board does not know of any other business to be presented to the Annual Meeting of Stockholders. If any other matters properly come before the meeting, however, the persons named in the accompanying form of proxy will vote the proxy in accordance with their best judgment.

STOCKHOLDER PROPOSALS

If any stockholder wishes to present a proposal to be acted upon at the 2012 Annual Meeting of Stockholders and to include such proposal in the Company’s Proxy Statement, the proposal must be received by the Secretary of the Company by November 15, 2011 to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to the 2012 Annual Meeting. The 2012 Annual Meeting is expected to be held on or about April 27, 2012.

Section 1.08 of the by-laws of the Company requires that any stockholder intending to present a proposal for action at an Annual Meeting (without including such proposal in the Company’s Proxy Statement) must give written notice of the proposal, containing the information specified in such Section 1.08, so that it is received by the Company within the notice period determined under such Section 1.08. These notice deadlines will generally be no earlier than 120 days prior to and no later than 60 days prior to, the anniversary of the date of the Company’s Proxy Statement for the Annual Meeting for the previous year, or between November 15, 2011 and January 14, 2012 for the Company’s Annual Meeting in 2012. Any stockholder proposal received by the Secretary of the Company outside such notice period will be considered untimely under Rule 14a-4(c)(1) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

CALGON CARBON CORPORATION
C/O STOCKTRANS, A BROADRIDGE CO.
44 W. LANCASTER AVE.
ARDMORE, PA 19003
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

	M29586-P07126	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CALGON CARBON CORPORATION	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	All	All	Except
The Board of Directors recommends you vote FOR the following: Vote on Directors	☐	☐	☐

1. To elect Directors for the class of 2014. The nominees are
01)	Randall S. Dearth
02)	Timothy G. Rupert
03)	Seth E. Schofield

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain

2.	Ratification of Deloitte & Touche LLP as independent registered public accounting firm for 2011.		☐	☐	☐

3.
The adoption, on an advisory basis, of a resolution approving the compensation of the named executive officers of Calgon Carbon Corporation as described under the heading entitled “Executive and Director Compensation” in the Proxy Statement for the 2011 Annual Meeting of Stockholders.
			☐	☐	☐

The Board of Directors recommends you vote FOR 1 YEAR on the following proposal:		1 Year	2 Years	3 Years	Abstain

4.	Whether the stockholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(2) of the Securities Exchange Act of 1934, as amended, should occur every:	☐	☐	☐	☐

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting of Stockholders
of
Calgon Carbon Corporation
April 29, 2011
1:00 P.M.
Company’s Office
400 Calgon Carbon Drive
Pittsburgh, Pennsylvania
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M29587-P07126

CALGON CARBON CORPORATION

Proxy Solicited on Behalf of the Board of Directors of

the Company for Annual Meeting of the Stockholders April 29, 2011

P R O X Y
John S. Stanik and Richard D. Rose, or either of them, are hereby appointed for the undersigned, with full power of substitution, to vote all the shares of Common Stock of Calgon Carbon Corporation (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company scheduled for April 29, 2011, and at any adjournment thereof, as directed on the reverse side and, in their discretion on any matters which may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and will be voted as specified on the reverse side. If not specified, the shares represented by this proxy will be voted FOR proposals 1, 2 and 3 and FOR 1 YEAR for proposal 4.

Please mark, sign and date this proxy card, as directed on the reverse side, and return it in the enclosed envelope.

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on April 29, 2011.

CALGON CARBON CORPORATION

Meeting Information
Meeting Type:           Annual
For holders as of:     March 2, 2011
Date:  April 29, 2011       Time: 1:00 PM

Location:	Company’s Office 400 Calgon Carbon Drive Pittsburgh, Pennsylvania 15205
Directions to attend the Annual Meeting where you may vote in person can be found at:
http://phx.corporate-ir.net/phoenix.zhtml?c=89025&p=irol-IRHome

CALGON CARBON CORPORATION
C/O STOCKTRANS, A BROADRIDGE CO.
44 W. LANCASTER AVE.
ARDMORE, PA 19003
You are receiving this communication because you hold shares in the above named company.
This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).
We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENT        ANNUAL REPORT
How to View Online:

Have the information that is printed in the box marked by the arrow è	XXXX XXXX XXXX	(located on the following
page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1)	BY INTERNET: www.proxyvote.com
2)	BY TELEPHONE: 1-800-579-1639
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*  If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked

by the arrow è	XXXX XXXX XXXX	(located on the following page) in the subject line.
Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 17, 2011 to facilitate timely delivery.

— How To Vote —
Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.
Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box

marked by the arrow è	XXXX XXXX XXXX	available and follow the instructions.
Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

The Board of Directors recommends you vote FOR the following:

1.	To elect Directors for the class of 2014. The nominees are

01) Randall S. Dearth
02) Timothy G. Rupert
03) Seth E. Schofield

The Board of Directors recommends you vote FOR the following proposals:

2.	Ratification of Deloitte & Touche LLP as independent registered public accounting firm for 2011.

3.	The adoption, on an advisory basis, of a resolution approving the compensation of the named executive officers of Calgon Carbon Corporation as described under the heading entitled “Executive and Director Compensation” in the Proxy Statement for the 2011 Annual Meeting of Stockholders.

The Board of Directors recommends you vote FOR 1 YEAR on the following proposal:

4.	Whether the stockholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(2) of the Securities Exchange Act of 1934, as amended, should occur every 1, 2 or 3 years.